FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226123-05

Benchmark 2019-B14

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-226123) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (800) 408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.

THE SECURITIES TO WHICH THIS INFORMATION RELATES WILL BE MORE FULLY DESCRIBED IN A PROSPECTUS (THE “PROSPECTUS”), WHICH IS NOT YET AVAILABLE. THE PROSPECTUS WILL CONTAIN MATERIAL INFORMATION THAT IS NOT CONTAINED IN THESE MATERIALS (INCLUDING WITHOUT LIMITATION A DETAILED DISCUSSION OF RISKS ASSOCIATED WITH AN INVESTMENT IN THE CERTIFICATES, UNDER THE HEADING “RISK FACTORS” IN THE PROSPECTUS).

This free writing prospectus does not contain all information that is required to be included in the prospectus.

STATEMENT REGARDING ASSUMPTIONS AS TO SECURITIES, PRICING ESTIMATES AND OTHER INFORMATION

This material is for your information, and none of J.P. Morgan Securities LLC (“J.P. Morgan”), Deutsche Bank Securities Inc., Citigroup Global Markets Inc., Drexel Hamilton, LLC and Academy Securities, Inc. (each individually, an “Underwriter”, and together, the ‘‘Underwriters’’) are soliciting any action based upon it. This material is not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal. J.P. Morgan is the marketing name for the investment banking businesses of JPMorgan Chase & Co. and its subsidiaries worldwide. Securities, syndicated loan arranging, financial advisory and other investment banking activities are performed by JPMS and its securities affiliates, and lending, derivatives and other commercial banking activities are performed by JPMorgan Chase Bank, National Association and its banking affiliates. JPMS is a member of SIPC and the NYSE.

THE UNDERWRITERS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR AFFILIATES OR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CERTIFICATE OR CONTRACT DISCUSSED IN THESE MATERIALS.

Neither this document nor anything contained in this document shall form the basis for any contract or commitment whatsoever. The information contained in this document is preliminary as of the date of this document, supersedes any previous such information delivered to you and will be superseded by any such information subsequently delivered prior to the time of sale. These materials are subject to change, completion or amendment from time to time. This information is based upon management forecasts and reflects prevailing conditions and management's views as of this date, all of which are subject to change.

The attached information contains certain tables and other statistical analyses (the “Computational Materials”) that have been prepared in reliance upon information furnished by the Mortgage Loan Sellers. Numerous assumptions were used in preparing the Computational Materials, which may or may not be reflected in this document. The Computational Materials should not be construed as either projections or predictions or as legal, tax, financial or accounting advice. You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these certificates. Any weighted average lives, yields and principal payment periods shown in the Computational Materials are based on prepayment and/or loss assumptions, and changes in such prepayment and/or loss assumptions may dramatically affect such weighted average lives, yields and principal payment periods. In

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addition, it is possible that prepayments or losses on the underlying assets will occur at rates higher or lower than the rates shown in the Computational Materials. The specific characteristics of the certificates may differ from those shown in the Computational Materials due to differences between the final underlying assets and the preliminary underlying assets used in preparing the Computational Materials. The principal amount and designation of any certificate described in the Computational Materials are subject to change prior to issuance. None of the Underwriters nor any of their respective affiliates make any representation or warranty as to the actual rate or timing of payments or losses on any of the underlying assets or the payments or yield on the certificates.

This document contains forward-looking statements. Those statements are subject to certain risks and uncertainties that could cause the success of collections and the actual cash flow generated to differ materially from the information set forth in this document. While such information reflects projections prepared in good faith based upon methods and data that are believed to be reasonable and accurate as of their dates, the Depositor undertakes no obligation to revise these forward-looking statements to reflect subsequent events or circumstances. Investors should not place undue reliance on forward-looking statements and are advised to make their own independent analysis and determination with respect to the forecasted periods, which reflect the Depositor’s view only as of the date of this document.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation being made that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential, are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

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Description of THE 225 BUSH Whole Loan

The following is a summary of the principal provisions of a first mortgage loan in the amount of $350,000,000 (the “225 Bush Whole Loan) from Deutsche Bank AG, New York Branch (“Lender”) to 225 Bush Street Owners LLC (“Borrower), made pursuant to that certain Loan Agreement dated as of October 11, 2019 between Lender and Borrower (the “225 Bush Loan Agreement”), and the other documents executed by the Borrower and other applicable parties in connection with the origination of the 225 Bush Whole Loan (collectively, the “225 Bush Loan Documents”). This summary does not purport to be complete and is qualified in its entirety by reference to the 225 Bush Loan Documents. Terms used but not defined in this “Description of the 225 Bush Whole Loan” section or elsewhere in this Memorandum have the meanings assigned to such terms in the applicable 225 Bush Loan Agreement.

General

The 225 Bush Whole Loan was originated by DBNY, as lender, on October 11, 2019 (the “225 Bush Loan Origination Date”) and subsequently acquired by the Mortgage Loan Seller. On or prior to the Closing Date, the Mortgage Loan Seller will assign the 225 Bush Mortgage Loan and the 225 Bush Trust Subordinate Companion Loan (including all interest that accrues on the 225 Bush Mortgage Loan and the 225 Bush Trust Subordinate Companion Loan from and after the Cut-off Date) to the Depositor and the Depositor will subsequently assign the 225 Bush Mortgage Loan and the 225 Bush Trust Subordinate Companion Loan to the Issuing Entity. As of the Cut-off Date, the outstanding principal balance of the 225 Bush Whole Loan is expected to be $350,000,000 (collectively, the “225 Bush Loan Amount”).

The 225 Bush Whole Loan is a five-year fixed-rate interest-only mortgage loan. The 225 Bush Whole Loan is evidenced by six senior promissory notes (each a “225 Bush A Note” and collectively, “225 Bush A Notes”) and one subordinate note (“225 Bush B Note” and together with 225 Bush A Note, the “225 Bush Notes”), secured by certain real property (the “225 Bush Mortgaged Property”), the 225 Bush Mortgage Loan and the 225 Bush Trust Subordinate Companion Loan.

The maturity date of the 225 Bush Whole Loan is the date on which the final payment of principal of the 225 Bush Notes becomes due and payable in accordance with the terms of the 225 Bush Loan Documents, whether in November 6, 2024 (the “225 Bush Stated Maturity Date”), by declaration of acceleration, extension or otherwise (the “225 Bush Maturity Date”).

The 225 Bush Loan Documents require the Borrower to pay interest on the applicable 225 Bush Whole Loan as described in “—Payments on the 225 Bush Whole Loan—Principal and Interest Payments” below.

Security

The 225 Bush Whole Loan is secured by, among other things, the 225 Bush Mortgaged Property, any improvements erected or installed thereon and all personal property owned by the Borrower and encumbered by the 225 Bush Loan Documents, together with all rights pertaining to the 225 Bush Mortgaged Property and improvements, all revenue derived from the ownership and operation of the 225 Bush Mortgaged Property and all other collateral under the 225 Bush Loan Documents.

Non-Recourse Provisions and Exceptions

The Borrower is required to indemnify the Lender from and against any loss, damage, cost, expense, liability, claim or other obligation incurred by the Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following (the “Borrower’s Recourse Liabilities”):

(i)    fraud, willful misconduct, material misrepresentation or failure to disclose a material fact by or on behalf of Borrower or Guarantor, any Affiliate of any Borrower or Guarantor, fraud, or willful misconduct or material misrepresentation by any of their respective authorized agents or

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representatives in connection with the 225 Bush Whole Loan, including by reason of any claim under the Racketeer Influenced and Corrupt Organizations Act (RICO);

(ii)    the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity Agreement or in any other 225 Bush Loan Documents concerning Environmental Laws, Hazardous Substances and/or asbestos and any indemnification of Lender with respect thereto in either document;

(iii)    wrongful removal or destruction of any portion of the 225 Bush Mortgaged Property or damage to the 225 Bush Mortgaged Property caused by willful misconduct or gross negligence;

(iv)    any intentional physical waste of the 225 Bush Mortgaged Property provided liability under this clause (iv) will be limited for failure to maintain the 225 Bush Mortgaged Property only to the extent there is sufficient income from the operation of the 225 Bush Mortgaged Property to pay for such expenses and Borrower failed to apply such amounts to payment thereof;

(v)    the forfeiture by Borrower of the 225 Bush Mortgaged Property, or any portion thereof, because of the conduct or purported conduct of criminal activity by Borrower or Guarantor or any of their respective agents or representatives in connection therewith;

(vi)    the misappropriation or conversion by or on behalf of Borrower of (A) any insurance proceeds paid by reason of any loss, damage or destruction to the 225 Bush Mortgaged Property, (B) any Awards or other amounts received in connection with the condemnation of all or a portion of the 225 Bush Mortgaged Property, or (C) any gross revenues (including rents, insurance proceeds, security deposits, advance deposits or any other deposits and Lease Termination Payments) or (D) any other funds due under the 225 Bush Loan Documents;

(vii)    failure to pay charges for labor or materials or other charges contracted for or permitted, authorized or incurred by or on behalf of Borrower or any of its Affiliates that can create liens on any portion of the 225 Bush Mortgaged Property ;

(viii)    any security deposits, advance deposits or any other deposits collected with respect to the 225 Bush Mortgaged Property which are not delivered to Lender in accordance with the provisions of the 225 Bush Loan Documents;

(ix)    the failure to pay taxes or transfer taxes to the extent there is available cash flow from the operation of the 225 Bush Mortgaged Property to pay the same;

(x)    failure to obtain and maintain the fully paid for insurance policies in accordance with the section in the 225 Bush Loan Agreement relating to insurance policies to the extent, with respect to insurance premiums therefor, there is available cash flow from the operation of the 225 Bush Mortgaged Property to pay the same;

(xi)    Borrower’s indemnification of Lender set forth in the securitization indemnification section in the 225 Bush Loan Agreement;

(xii)    any cost or expense incurred by Lender in connection with the enforcement of its rights and remedies under the 225 Bush Loan Agreement or any other 225 Bush Loan Documents; and/or

(xiii)    a breach of any of the representations, warranties and covenants set forth in the section in the 225 Bush Loan Agreement relating to the Borrower’s special purpose bankruptcy remote entity status or a breach of the representations set forth in the “Recycled SPE Certificate” attached to the 225 Bush Loan Agreement as Exhibit C delivered to Lender in connection with the 225 Bush Mortgage Loan.

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In addition, the 225 Bush Whole Loan will be fully recourse to Borrower, in the event that any of the following occur (each, a “Springing Recourse Event”):

(i)    Borrower fails to obtain the Lender’s prior consent to any subordinate financing secured by the 225 Bush Mortgaged Property or other voluntary lien encumbering the 225 Bush Mortgaged Property;

(ii)    Borrower fails to obtain the Lender’s prior consent to any transfer of the 225 Bush Mortgaged Property or any interest therein or any transfer of any direct or indirect interest in the Borrower, in either case as required by the 225 Bush Loan Documents;

(iii)    Borrower files a voluntary petition under the federal bankruptcy code or any other federal or state bankruptcy or insolvency law;

(iv)    Borrower is substantively consolidated with any other Person in a case in which the Bankruptcy Court cited the violation of the covenants on Schedule V under the 225 Bush Loan Agreement (excluding the covenants to pay money) as a substantial factor; unless such consolidation was involuntary and not consented to by the Borrower, Guarantor of any of their respective Affiliates and is discharged, stayed or dismissed within 60 days following the occurrence of such consolidation;

(v)    the filing of an involuntary petition against Borrower under the federal bankruptcy code or any other federal or state bankruptcy or insolvency law by any other Person in which the Borrower, Guarantor or any of their respective Affiliates colludes with or otherwise assists such Person, and/or the Borrower, Guarantor or any of their respective Affiliates solicits or causes to be solicited petitioning creditors for any involuntary petition against the Borrower by any Person;

(vi)    Borrower files an answer consenting to, or otherwise acquiescing in, or joining in, any involuntary petition filed against it by any other Person under the federal bankruptcy code or any other federal or state bankruptcy or insolvency law;

(vii)    Unless required in writing by Lender, Borrower or any Affiliate, officer, director or representative which Controls the Borrower consents to, or acquiesces in, or joins in, an application for the appointment of a custodian, receiver, trustee or examiner for the Borrower or any portion of the 225 Bush Mortgaged Property; or

(viii)    Borrower makes an assignment for the benefit of creditors or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; or

(ix)    if Guarantor (or any Person comprising Guarantor), Borrower or any Affiliate of any of the foregoing, in connection with any enforcement action or exercise or assertion of any right or remedy by or on behalf of Lender under or in connection with the guaranty, the 225 Bush Note, the 225 Bush Mortgage or any other 225 Bush Loan Documents, seeks a defense, judicial intervention or injunctive or other equitable relief of any kind, or asserts in a pleading filed in connection with a judicial proceeding any defense against Lender or any right in connection with any security for the 225 Bush Mortgage Loan, except for defenses raised in good faith.

“Affiliate” means, as to any Person, any other Person that (i) owns directly or indirectly 10% or more of all equity interests in such Person, and/or (ii) is in Control of, is Controlled by or is under common ownership or Control with such Person, and/or (iii) is a director or officer of such Person or of an Affiliate of such Person.

“Awards” means any compensation paid by any governmental authority in connection with a condemnation in respect to all or any part of the 225 Bush Mortgaged Property.

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“Control” means with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, by contract or otherwise, and the terms “Controlled”, “Controlling” and “Common Control” have correlative meanings.

“Guarantor” means Kylli Inc., a California corporation, or any other Person that now or that guarantees any of Borrower’s obligations under any 225 Bush Loan Documents.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any governmental authority and any fiduciary acting in such capacity on behalf of the foregoing.

“Transferee Borrower” means a new borrower to whom the Borrower has the right to convey the entire 225 Bush Mortgaged Property.

Payments on the 225 Bush Whole Loan

The entire outstanding principal balance of the 225 Bush Whole Loan, together with all accrued and unpaid interest and all other amounts due under the 225 Bush Loan Documents, will be due and payable by the Borrower on the 225 Bush Maturity Date. Except in connection with a release of the 225 Bush Mortgage or payment in connection with a casualty or condemnation, in each case provided under the 225 Bush Loan Agreement, the Borrower will not be required to make any scheduled payments of principal prior to the 225 Bush Maturity Date.

Payments on the 225 Bush Whole Loan are required to be made on the 6th day of each calendar month occurring during the term of the 225 Bush Loan Agreement, which term will expire upon repayment in full of the debt and full performance of each and every obligation to be performed by the Borrower pursuant to the 225 Bush Loan Documents (each, a “225 Bush Payment Date”). The first 225 Bush Payment Date after the Closing Date will be December  6, 2019.

Principal and Interest Payments

The Borrower is required to pay to the Lender interest on the outstanding principal balance (a) (i) with respect to the 225 Bush A Notes, a rate of 3.303% per annum and, (ii) with respect to the 225 Bush B Note, a rate of 3.303% per annum, or (b) when applicable pursuant to the 225 Bush Loan Documents, the 225 Bush Default Rate (the “225 Bush Whole Loan Interest Rate”) during the applicable 225 Bush Interest Accrual Period (the “225 Bush Monthly Interest Payment Amount”) (except that interest will be payable at the 225 Bush Default Rate during the continuance of a 225 Bush Loan Event of Default).

All payments of interest and principal in respect of the 225 Bush Mortgage Loan and 225 Bush the 225 Bush Trust Subordinate Companion Loan will be applied as set forth in the 225 Bush Co-Lender Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans—225 Bush Whole Loan” in the Preliminary Prospectus.

Provided no 225 Bush Loan Event of Default has occurred and is continuing, at any time after the date which is the earlier of: (A) two years after the “startup day,” within the meaning of Section 860G(a)(9) of the Code, of the final “real estate mortgage investment conduit,” established within the meaning of Section 860D of the Code, that holds any note that evidences all or any portion of the 225 Bush Whole Loan or (B) October 11, 2022 (the “Defeasance Lockout Expiration Date”), if the Borrower has elected to defease the 225 Bush Whole Loan, the Borrower will have the right to cause the release of the 225 Bush Mortgaged Property (in whole but not in part) from the lien of the mortgage and the other 225 Bush Loan Documents upon the satisfaction of the related conditions set forth in the 225 Bush Loan Agreement, including that: (i) not less than 30 days’ prior written notice is given to the Lender specifying a date (the “Release Date”), on which the Defeasance Collateral is to be delivered, occurring only on a 225 Bush Payment Date; (ii) all accrued and unpaid interest and all other sums due under the 225 Bush Notes and

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under the other 225 Bush Loan Documents up to the Release Date, are paid in full on or prior to the Release Date; and (iii) the Borrower delivers to the Lender: (A) the Defeasance Collateral, each of which will be duly endorsed by the holder thereof as directed by the Lender or accompanied by a written instrument of transfer in form and substance wholly satisfactory to the Lender in order to create a first priority security interest therein in favor of the Lender in conformity with all applicable state and federal laws governing granting of such security interests; (B) a pledge and security agreement, in form and substance satisfactory to the Lender in its sole discretion, creating a first priority security interest in favor of the Lender in the Defeasance Collateral (the “Defeasance Security Agreement”), which will provide, among other things, that any payments generated by the Defeasance Collateral will be paid directly to the Lender and applied by the Lender in satisfaction of all amounts then due and payable under the 225 Bush Loan Agreement and any excess received by the Lender from the Defeasance Collateral over the amounts payable by the Borrower under the 225 Bush Loan Agreement or the 225 Bush Notes will be refunded to the Borrower promptly after each 225 Bush Payment Date; (C) a certificate of the Borrower certifying that all of the requirements set forth in the 225 Bush Loan Agreement in connection with the defeasance of the 225 Bush Whole Loan have been satisfied; (D) an opinion of counsel for the Borrower in form and substance satisfactory to the Lender in its sole discretion stating, among other things, that (1) the Lender has a perfected first priority security interest in the Defeasance Collateral and that the Defeasance Security Agreement is enforceable against the Borrower in accordance with its terms; and (2) any REMIC trust formed pursuant to a securitization will not fail to maintain its REMIC status as a result of such defeasance; (E) at the Lender’s request, a rating agency confirmation; (F) a certificate from a firm of independent public accountants certifying that the Defeasance Collateral is sufficient to satisfy the requirements set forth under clause (iii)(A) above; (G) such other certificates, documents or instruments as the Lender may reasonably require; and (H) in connection with the conditions set forth above from (A) to (G), Borrower hereby appoints Lender as its agent and attorney in fact for the purpose of using the amounts delivered pursuant to (A) above to purchase the Defeasance Collateral.

The Borrower will have the right to prepay the entire principal balance of the 225 Bush Notes and any other amounts outstanding under any of the 225 Bush Loan Documents, without payment of the Prepayment Fee or any other prepayment premium, penalty or fee, on any business day on or after June 6, 2024 (the “Open Prepayment Date”).

From and after the occurrence and during the continuance of a 225 Bush Loan Event of Default, the outstanding principal balance of the 225 Bush Whole Loan and, to the extent not prohibited by applicable law, all other portions of the debt will bear interest at the applicable 225 Bush Default Rate. Additionally, in the case that any principal, interest or any other sum (other than the outstanding principal balance due on the 225 Bush Maturity Date) is not paid on the date on which it is due, the Borrower will be required to pay a late payment charge of 5% of such unpaid sum to the extent permitted by applicable law.

Calculations of interest on the 225 Bush Notes will be made on the basis of a 360-day year and the actual number of days elapsed in the related 225 Bush Interest Accrual Period.

In certain instances, the 225 Bush Whole Loan may be required to be prepaid in the event of a casualty or condemnation. See “—Risk Management—Casualty and Condemnation” below.

“225 Bush Default Rate” means (a) with respect to the outstanding principal balance of each 225 Bush Note, a rate per annum equal to the lesser of (i) the maximum legal rate or (ii) 5% above the 225 Bush Whole Loan Interest Rate applicable to such 225 Bush Note under clause (a) of the definition of 225 Bush Whole Loan Interest Rate, and (b) with respect to any other obligations, the lesser of (i) the maximum legal rate or (ii) 8.303% per annum.

“225 Bush Interest Accrual Period” means the period from and including the 6th day of a calendar month through and including the 5th day of the immediately succeeding calendar month in which such 225 Bush Payment Date occurs.

“225 Bush Monthly Payment Date” means the sixth day of every calendar month occurring during the term of the 225 Bush Loan Agreement. The first 225 Bush Monthly Payment Date is December 6, 2019.

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“Defeasance Collateral” means an amount equal to that which is sufficient to purchase U.S. Obligations that provide for payments (1) on or prior to, but as close as possible to and including, all successive scheduled 225 Bush Monthly Payment Dates after the Release Date through the Open Prepayment Date, and (2) in amounts equal to or greater than the monthly debt service payment amount through and including the Open Prepayment Date together with payment in full of the outstanding principal balance as of the Open Prepayment Date.

“Prepayment Fee” means an amount equal to the greater of (i) the present value, as of the date of a defeasance or prepayment (as applicable) of the 225 Bush Whole Loan pursuant to the 225 Bush Loan Agreement (the “Repayment Date”), of the remaining scheduled payments of principal and interest from the Repayment Date through the 225 Bush Stated Maturity Date (including any balloon payment) determined by discounting such payments at the discount rate set forth in the 225 Bush Loan Agreement, less the amount of principal being prepaid on the Repayment Date, or (ii) 5% of the unpaid principal balance of the 225 Bush Notes as of the Repayment Date.

Cash Management Arrangements

The Borrower is required to cause all rents relating to the 225 Bush Mortgaged Property to be transmitted directly by tenants of the 225 Bush Mortgaged Property into a deposit account (the “Clearing Account”) established and maintained by the Borrower at an Eligible Institution selected by the Borrower and reasonably approved by the Lender (the “Clearing Bank”). Any gross revenue from the 225 Bush Mortgaged Property received by the Borrower or the Manager will be deemed to be collateral for the obligations of the Borrower under the 225 Bush Loan Agreement and any other 225 Bush Loan Documents. Such amounts are required to be deposited by the Borrower or the Manager in the Clearing Account within 3 business days of receipt and will not be commingled with any other funds or property of the Borrower or the Manager. Funds deposited into the Clearing Account will be swept by the Clearing Bank on a daily basis into Borrower’s operating account at the Clearing Bank, unless a Trigger Period is continuing, in which event such funds will be swept on a daily basis into the Deposit Account and applied and disbursed in accordance with the 225 Bush Loan Agreement and the cash management agreement, dated October 11, 2019, among the Lender, the Borrower and the Manager (the “Cash Management Agreement”). The Deposit Account and all other accounts will be under the sole control and dominion of the Lender, and the Borrower is required to pay for all expenses of opening and maintaining all of the above accounts.

“Deposit Account” means an Eligible Account at the bank or banks selected by the Lender to maintain the Deposit Account. Such bank may be changed from time to time by the Lender in its sole discretion.

“Eligible Account” means a separate and identifiable account from all other funds held by the holding institution that is either (i) an account or accounts (or subaccounts thereof) maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (ii) a segregated trust account or accounts (or subaccounts thereof) maintained with the corporate trust department of a federal depository institution or state chartered depository institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations §9.10(b), having in either case corporate trust powers, acting in its fiduciary capacity, and a combined capital and surplus of at least $50,000,000, subject to supervision or examination by federal and state authorities and having a long-term unsecured debt rating of “BBB-” or higher by S&P and “A2” or higher by Moody’s and a short-term unsecured debt rating of “A-1” or higher by S&P and “P-1” or higher by Moody’s. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” means a depository institution or trust company insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least “A-1” by S&P, “P-1” by Moody’s and “F1” by Fitch (and the long term unsecured debt obligations of such depository institution are rated at least “A” by Fitch) in the case of accounts in which funds are held for 30 days or less or, in the case of accounts in which funds are held for more than 30 days, the long term unsecured debt obligations of which are rated at least (i) “A” by S&P, (ii) “A” by Fitch (and the short term deposits or short term unsecured debt obligations or commercial paper of such depository institution are

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rated no less than “F1” by Fitch), and (iii) “A2” by Moody’s; provided, however, (a) for purposes of the Deposit Bank, the definition of Eligible Institution will have the meaning set forth in the Cash Management Agreement. (or, if not set forth therein, the definition as determined by Lender from time to time), (b) First Republic Bank will be an approved Clearing Bank provided that the ratings by each of S&P, Moody’s and Fitch for the short term unsecured debt obligations or commercial paper and long term unsecured debt obligations of such institution is at least equal to the ratings in effect as of the date hereof which are (x) for long term unsecured debt obligations, (1) “A-” by S&P, (2) “A1” by Moody’s and (3) “A-” by Fitch.

“Manager” means 225 Bush Street Partners LLC, a Delaware limited liability company ("Bush Partners"), or any other manager engaged in accordance with the terms and conditions of the 225 Bush Loan Documents.

Required Repairs

The Borrower is required to complete certain repairs as specified in the 225 Bush Whole Loan Agreement (the “Required Repairs”) by November 25, 2019.

Reserve Funds

The following reserve funds are required to be maintained as set forth below.

Tax Funds

The Borrower is required deposit, (i) on the 225 Bush Loan Origination Date, an amount equal to $3,012,291.77 and (ii) on each 225 Bush Payment Date, an amount equal to one-twelfth of the real estate taxes that Lender estimates will be payable during the next ensuing 12 months (initially, $376,536.47), in order to accumulate sufficient funds to pay all such real estate taxes at least 30 days prior to their respective due dates, which amounts will be transferred into an account established to hold such funds (the “Tax Account”). If at any time the Lender reasonably determines that the Tax Funds will not be sufficient to pay the real estate taxes, the Borrower will be required to increase its monthly deposits for real estate taxes by the amount that the Lender estimates will be sufficient to make up the deficiency at least 10 days prior to their respective due dates.

Insurance Funds

The Borrower is required deposit, (i) on the 225 Bush Loan Origination Date, an amount equal to $838,030.60 and (ii) on each 225 Bush Payment Date, an amount equal to one-twelfth of the insurance premiums (the “Insurance Funds”) that the Lender estimates will be payable for the renewal of the coverage afforded by the policies required under the that Lender estimates will be payable for the renewal of the coverage afforded by the policies upon the expiration thereof (initially $119,718.66), in order to accumulate sufficient funds to pay all such insurance premiums at least 30 days prior to the expiration of the policies. Such amounts will be transferred into an account established to hold such funds (the “Insurance Account”). If at any time the Lender reasonably determines that the Insurance Funds will not be sufficient to pay the insurance premiums, the Borrower will be required to increase its monthly deposits for insurance premiums by the amount that the Lender estimates will be sufficient to make up the deficiency.

Capital Expenditure Funds

On each 225 Bush Payment Date, (x) the Borrower is required to deposit with or on behalf of the Lender the amount of $9,666.45 (the “Monthly Capital Expenditure Deposit”), for annual capital expenditures (the “Capital Expenditure Funds”), which amounts will be transferred into an account (the “Capital Expenditure Account”). Notwithstanding the foregoing, Monthly Capital Expenditure Deposits into the Capital Expenditure Account will be suspended once amounts on deposit in the Capital Expenditure Account equal $231,994.80 (the “Capital Expenditure Reserve Cap”), and will be reinstated if any amounts

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are disbursed from the Capital Expenditure Account in accordance with the terms above after the Capital Expenditure Reserve Cap is met until the Capital Expenditure Reserve Cap is met again.

Rollover Funds

On each 225 Bush Payment Date, the Borrower is required to deposit with or on behalf of the Lender (i) 4,097,105.82 (the “Initial Rollover Deposit”) on the 225 Bush Loan Origination Date on account of outstanding Approved Leasing Expenses (the “Outstanding Approved Leasing Costs”) with respect to the existing TI/LC leases (the “Existing TI/LC Leases”) and (ii) on each 225 Bush Monthly Payment Date, the sum of $96,664.50 (the “Monthly Rollover Deposit) for tenant improvements and leasing commissions that may be incurred following the date hereof, which amounts shall be transferred into an account (the “Rollover Account”). Notwithstanding the foregoing, Monthly Rollover Deposits will be suspended once amounts on deposit in the Rollover Account derived from Monthly Rollover Deposits (excluding the Initial Rollover Deposit and any Lease Termination Payments), equal $3,479,922.00 (the “Rollover Reserve Cap”) and will be reinstated if any amounts are disbursed from the Rollover Account after the Rollover Reserve Cap is met until the Rollover Reserve Cap is met again, provided that in the event any Lease Termination Payments are deposited into the Rollover Account, for purposes of determining the balance of funds on deposit in the Rollover Account that are derived from Monthly Rollover Deposits, disbursements from the Rollover Account (other than from the Initial Rollover Reserve Deposit on account of Outstanding Approved Leasing Costs for Existing TI/LC Leases) will be deemed to be derived first from the balance of funds on deposit in the Rollover Account derived from Monthly Rollover Deposits (except that disbursements on account of reletting of space with respect to which a Lease Termination Payment has been made will be deemed derived first from the remaining balance of such Lease Termination Payment on then deposit in the Rollover Account).

In addition to the required monthly deposits set forth above, the following items will be deposited into the Rollover Account and held as Rollover Funds: (i) all sums paid with respect to (A) a modification of any lease or otherwise paid in connection with the Borrower taking any action under any lease or waiving any provision thereof, (B) any settlement of claims of the Borrower against third parties in connection with any lease, (C) any rejection, termination, surrender or cancellation of any lease (including in any bankruptcy case) or any lease buy-out or surrender payment from any tenant (including any payment relating to unamortized tenant improvements and/or leasing commissions and/or application of any security deposit) ( the “Lease Termination Payments”) and (D) any sum received from any tenant to obtain a consent to an assignment or sublet or otherwise, or any holdover rents or use and occupancy fees from any tenant or former tenant (to the extent not being paid for use and occupancy or holdover rent); and (ii) any other extraordinary event pursuant to which Borrower receives payments or income (in whatever form) derived from or generated by the use, ownership or operation of the Property not otherwise covered by the 225 Bush Loan Agreement or the Cash Management Agreement.

“Approved Leasing Expenses” means actual out-of-pocket expenses to unaffiliated third-parties (except with respect to expenses to Affiliates of the Borrower or the Guarantor to the extent such expenses have been approved by Lender) incurred by the Borrower in leasing space at the 225 Bush Mortgaged Property pursuant to leases entered into in accordance with the 225 Bush Loan Documents, including brokerage commissions and tenant improvements (including allowances payable to tenants for brokerage commissions and/or tenant improvements), which expenses (i) are (A) specifically approved by the Lender in connection with approving the applicable lease, (B) incurred in the ordinary course of business and on market terms and conditions in connection with leases which do not require Lender’s approval under the 225 Bush Loan Documents, and, except for leases that provide for specific tenant allowances therein, Lender will have received a budget for such tenant improvement costs and a schedule of leasing commission payments payable in connection therewith, or (C) otherwise approved by Lender pursuant to 225 Bush Loan Agreement (which approval will be deemed given with respect to tenant allowances set forth in a lease approved or deemed approved by Lender), which approval will not be unreasonably withheld or delayed, and (ii) are substantiated by executed lease documents and brokerage agreements.

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Rent Concession Reserve

The Borrower is required deposit on the 225 Bush Loan Origination Date, an amount equal to $886,121.68 for the purpose of creating a reserve in order to simulate payments of rent during the period that any free rent periods or rent abatements are in effect under the rent concession leases, which are known but not yet paid, which amount will be transferred into a rent concession account.

Cash Collateral Funds

If a Trigger Period is continuing, all Available Cash will be paid to the Lender and transferred by the Lender into an account (the “Cash Collateral Account”) to be held by the Lender as cash collateral for the debt (such amounts, the “Cash Collateral Funds”). Provided no 225 Bush Loan Event of Default exists, Lender will not unreasonably withhold its consent to a written request by Borrower for the release on the applicable 225 Bush Monthly Payment Date of Cash Collateral Funds then held in the Cash Collateral Account (which such written request will set forth the amount of funds requested and the calculation, with supporting back-up documentation and information, of the applicable deficiency anticipated on such 225 Bush Monthly Payment Date under clause (a) or (b) below, as applicable, or in the case of clause (c) below, the amount of the applicable deductible, which will not be in excess of the deductible permitted in the 225 Bush Loan Agreement) in amounts required to pay on the applicable 225 Bush Monthly Payment Date: (a) Monthly Operating Expense Budgeted amounts to the extent there is not sufficient funds in the Deposit Account on the applicable 225 Bush Monthly Payment Date to fund such Monthly Operating Expense Budgeted, (b) approved extraordinary expenses to the extent there is not sufficient funds in the Deposit Account on the applicable 225 Bush Monthly Payment Date to fund such Approved Extraordinary Expenditures, and/or (c) in the event of a casualty, deductibles under the policies, which such amounts will be transferred to the Casualty and Condemnation Account and held, disbursed and/or applied in accordance with the 225 Bush Loan Agreement. Any Cash Collateral Funds on deposit in the Cash Collateral Account not previously disbursed or applied will, upon the termination of such Trigger Period, be disbursed to the Borrower. Notwithstanding the foregoing, the Lender will have the right, but not the obligation, at any time during the continuance of a 225 Bush Loan Event of Default, in its sole and absolute discretion to apply any and all Cash Collateral Funds then on deposit in the Cash Collateral Account to the debt or obligations, in such order and in such manner as the Lender will elect in its sole and absolute discretion, including to make a prepayment of principal (together with the applicable Prepayment Fee and/or Liquidated Damages Amount, if any, applicable thereto) or any other amounts due under the 225 Bush Loan Agreement.

“225 Bush DSCR” means, as of any date of determination as reasonably determined by Lender, the ratio in which (a) the numerator is the underwritten net cash flow and (b) the denominator is the annual debt service.

“Low DSCR Period” commences if, as of the last day of any calendar quarter during the term of the 225 Bush Whole Loan, the DSCR is less than 1.55x and ends if the 225 Bush Mortgaged Property has achieved a 225 Bush DSCR of at least 1.60x on any subsequent last day of each calendar quarter during the term, as determined by the Lender.

“Liquidated Damages Amount” means an amount equal to 5% of the principal amount being repaid.

“Trigger Period” means a period commencing upon the occurrence of (i) a 225 Bush Loan Event of Default, (ii) the commencement of a Low DSCR Period, or (iii) if a new mezzanine loan is outstanding, the commencement of a new mezzanine loan default. Such Trigger Period will end if, (A) with respect to a Trigger Period continuing pursuant to subparagraph (i), the 225 Bush Loan Event of Default commencing the Trigger Period has been cured and such cure has been accepted by Lender (and no other 225 Bush Loan Event of Default is then continuing) or (B) with respect to a Trigger Period continuing due to subparagraph (ii), the Low DSCR Period has ended pursuant to the terms of the 225 Bush Loan Agreement or (C) with respect to a Trigger Period continuing due to subparagraph (iii), receipt by Lender of a new mezzanine loan default revocation notice.

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Property Cash Flow Allocation

On each 225 Bush Payment Date during the term of the 225 Bush Loan Agreement, except during the continuance of a 225 Bush Loan Event of Default, all funds deposited into the Deposit Account during the immediately preceding 225 Bush Interest Accrual Period will be applied on such 225 Bush Payment Date in the following order of priority:

(i)    First, to the Tax Account, to make the required payments of Tax Funds, if any, as required under the 225 Bush Loan Agreement;

(ii)    Second, to the Insurance Account, to make any required payments of Insurance Funds, as required under the 225 Bush Loan Agreement;

(iii)    Third, to the Lender, funds sufficient to pay the 225 Bush Monthly Debt Service Payment Amount due under the 225 Bush Whole Loan, in the manner required under the 225 Bush Loan Agreement;

(iv)    Fourth, to the Capital Expenditure Account, to make the required payments of Capital Expenditure Funds, if then required under the 225 Bush Loan Agreement;

(v)    Fifth, to the Rollover Account, to make the required payments of Rollover Funds, if then required under the 225 Bush Loan Agreement;

(vi)    Sixth, to the Lender, of any other amounts then due and payable under the 225 Bush Loan Documents;

(vii)    Seventh, to the Borrower, funds in an amount equal to the Monthly Operating Expense Budgeted Amount;

(viii)    Eighth, to the Borrower, payments for extraordinary operating expenses not set forth in the Approved Annual Budget relating to a 225 Bush Mortgaged Property, which extraordinary operating expenses were approved by the Lender, if any;

(ix)    Ninthly, if a new mezzanine loan (or any portion thereof) is outstanding, provided no 225 Bush Event of Default has occurred and is continuing, to the new mezzanine payment account funds in an amount equal to the monthly new mezzanine loan debt service amount due and owing on such 225 Bush Monthly Payment Date with respect to such 225 Bush Monthly Payment Date;

(x)    Lastly, all amounts remaining after payment of the amounts set forth under subparagraphs (i) through (ix) above (the “Available Cash”), to the Cash Collateral Account to be held or disbursed under the 225 Bush Loan Agreement.

(A)   The failure of the Borrower to make all of the payments required under subparagraphs (i) through (vi) above in full on each 225 Bush Payment Date will constitute a 225 Bush Loan Event of Default.

The Borrower has pledged, transferred and assigned to the Lender, a continuing perfected security interest in and to, and a general first lien upon, among other things (i) the Deposit Account, the Clearing Account and all of the Borrower’s right, title and interest in and to all cash, property or rights transferred to or deposited in the Deposit Account or the Clearing Account, (ii) all earnings, investments and securities held in the Deposit Account or the Clearing Account and (iii) any and all proceeds of the foregoing.

On a monthly basis, the Lender is required to allocate amounts deposited in the Deposit Account from time to time in accordance with subparagraphs (i) through (x) above or any other applicable provisions of the 225 Bush Loan Agreement.

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All proceeds or awards due to a casualty or condemnation will be deposited in an account (the “Casualty and Condemnation Account”) and applied in accordance with the 225 Bush Loan Agreement.

“Monthly Operating Expense Budgeted Amount” means the monthly amount set forth in the Approved Annual Budget for operating expenses for the calendar month in which such 225 Bush Payment Date occurs; provided that, if any management agreement is in place at any of the 225 Bush Mortgaged Property, management fees payable to the Manager as part of the Monthly Operating Expense Budgeted Amount will not exceed 2% of the rents.

Property Management

The 225 Bush Mortgaged Property are currently managed by Bush Partners. If the Borrower defaults in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of the Borrower to be performed or observed, then, without limiting the Lender’s other rights or remedies under the 225 Bush Loan Agreement or the other 225 Bush Loan Documents, and without waiving or releasing the Borrower from any of its obligations thereunder or under the Management Agreement, the Lender will have the right to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of the Management Agreement on the part of the Borrower to be performed or observed.

Borrower may not (i) surrender, terminate, modify, renew or extend the Management Agreement, (ii) enter into any other agreement relating to the management or operation of the related 225 Bush Mortgaged Property, (iii) consent to the assignment by the Manager of its interest under any Management Agreement, or (iv) waive or release any of its rights and remedies under the Management Agreement, in each case without the express consent of the Lender; provided, however, that as long as no 225 Bush Loan Event of Default is continuing, such approval will not be required with respect to the appointment of an Unaffiliated Qualified Manager.

The Lender will have the right to require the Borrower to replace the Manager with (x) an Unaffiliated Qualified Manager selected by the Borrower or (y) another property manager chosen by the Borrower and approved by the Lender (provided, that such approval may be conditioned upon the Borrower delivering a rating agency confirmation from each applicable rating agency as to such new property manager and management agreement) upon the occurrence of any one or more of the following events: (i) at any time during the continuance of a 225 Bush Loan Event of Default, (ii) if the Manager is in default under any Management Agreement beyond any applicable notice and cure period, (iii) if the Manager becomes insolvent or a debtor in any bankruptcy or insolvency proceeding, or (iv) if at any time the Manager engages in gross negligence, fraud, willful misconduct or misappropriation of funds.

“Key Principal” means the Guarantor.

“Management Agreement” means the management agreement entered into by and between the Borrower and the current Manager or any replacement management agreement in accordance with the terms of the 225 Bush Loan Documents, in each case, pursuant to which the Manager is to provide management and other services with respect to a 225 Bush Mortgaged Property.

“Qualified Manager” means (i) so long as Borrower is Controlled by Key Principal, a property management company owned and/or Controlled by Key Principal or (ii) an Unaffiliated Qualified Manager.

“Unaffiliated Qualified Manager” means an unaffiliated property manager of the 225 Bush Mortgaged Property that (A) is a reputable, nationally or regionally recognized management company having at least five years’ experience in the management of properties that are similar to the 225 Bush Mortgaged Property as to quality, location and type, (B) at the time of its engagement as property manager has (x) leasable square footage of the same property type as such 225 Bush Mortgaged Property equal to at least 3,000,000 leasable square feet in the aggregate (exclusive of the 225 Bush Mortgaged Property)

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and (y) managed at least 5 properties that are similar to the 225 Bush Mortgaged Property as to quality, location and type and (C) is not the subject of a bankruptcy or similar insolvency proceeding.

Permitted Transfers

Notwithstanding anything to the contrary contained in the 225 Bush Loan Agreement, the following transfers (the “Permitted Transfers”) are permitted under the 225 Bush Loan Agreement:

(i)    a Lease entered into in accordance with the 225 Bush Loan Documents or a sale of a 225 Bush Mortgaged Property in accordance with the 225 Bush Loan Documents;

(ii)    a Transfer and Assumption in accordance with the 225 Bush Whole Loan (described below);

(iii)    a 225 Bush Permitted Encumbrance;

(iv)    the transfer of publicly traded shares on a nationally or internationally recognized stock exchange in any indirect equity owner of Borrower; and

(v)    provided that no 225 Bush Loan Event of Default exists, a Transfer of a direct or indirect interest in the Borrower will be permitted without the Lender’s consent provided that: (a) such Transfer will not (x) cause the transferee (other than Key Principal), together with its Affiliates, to increase its direct or indirect interest in the Borrower to an amount which equals or exceeds forty-nine percent (49%) or (y) result in a change in Control of the Borrower; (b) the Borrower will continue to be a Special Purpose Bankruptcy Remote Entity and a Delaware single member limited liability company; (c) if such transfer would cause the transferee, together with its Affiliates, to increase its direct or indirect interest in the Borrower or any Person that Controls any Borrower to an amount which equals or exceeds ten percent (10%), (x) such transferee is a Qualified Transferee and (y) Borrower will provide to the Lender 30 days prior written notice thereof; (d) after giving effect to such transfer, (x) the Key Principal will continue to control the day to day operations of the Borrower and will continue to own at least 51% of all equity interests (direct or indirect) of Borrower, (y) Key Principal Parent will continue to control Key Principal and the day to day operations of Key Principal and continue to own 100% of the ownership interest in Key Principal and (z) individual Key Principal will continue to control Key Principal Parent and the day to day operations of Borrower; Key Principal Parent and continue to own not less than the ownership interests in Key Principal Parent owned by the Individual Key Principal on the 225 Bush Loan Origination Date; and (e) the 225 Bush Mortgaged Property will continue to be managed by a Qualified Manager or by a property manager reasonably acceptable to Lender and acceptable to the applicable rating agencies;

Notwithstanding anything to the contrary contained in the 225 Bush Loan Agreement, if, as a result of any Permitted Transfer, Guarantor no longer Controls Borrower and owns any direct or indirect interest in Borrower (or if there were two or more Guarantors immediately prior to such Permitted Transfer, no Guarantor any longer Controls Borrower or any such Guarantor no longer has a direct or indirect interest in Borrower), it will also be a condition hereunder that one or more Approved Replacement Guarantors will execute and deliver a guaranty of recourse obligations (in the same form as the guaranty of recourse obligations delivered to Lender by Guarantor on the date hereof) and an environmental indemnity agreement (in the same form as the environmental indemnity agreement delivered to Lender by Guarantor on the date hereof) on or prior to the date of such Permitted Transfer, pursuant to which, in each case, the Approved Replacement Guarantor(s) agree(s) to be liable under each such guaranty of recourse obligations and environmental indemnity agreement from and after the date of such Permitted Transfer (whereupon the previous guarantor shall be released from any further liability under the guaranty of recourse obligations from acts that arise from and after the date of such Permitted Transfer and such Approved Replacement Guarantor(s) will be the “Guarantor” for all purposes set forth in the 225 Bush Loan Agreement).

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“Key Principal Parent” means Genzon Investment Group Co., Ltd, a Chinese corporation; provided, however, in connection with a Transfer and Assumption under the 225 Bush Loan Agreement, all references to Key Principal Parent will either (i) be deleted and of no further force or effect, or (ii) mean such replacement Person, if any, as reasonably determined by Lender in connection with such Transfer and Assumption as a condition thereof.

Transfer and Assumption

Borrower will have, following a securitization of the 225 Bush Mortgage Loan, the right to convey the 225 Bush Mortgaged Property to a new borrower (the “225 Bush Transferee Borrower”) and have the 225 Bush Transferee Borrower assume all of the Borrower’s obligations under the 225 Bush Loan Documents, and have replacement guarantors and indemnitors replace the guarantors and indemnitors with respect to all of the obligations of the indemnitors and guarantors of the 225 Bush Loan Documents from and after the date of such transfer (collectively, a “Transfer and Assumption”), subject to full satisfaction (as approved by the Lender) of all of the following conditions:

(i)    that the Borrower has provided the Lender with not less than 45 days prior written notice and the Lender has provided written consent of such Transfer and Assumption;

(ii)    that no 225 Bush Loan Event of Default has occurred and is continuing;

(iii)    that the 225 Bush Transferee Borrower is a newly formed Delaware single member limited liability company that is a Special Purpose Bankruptcy Remote Entity in accordance with “—SPE Covenants” below;

(iv)    that the 225 Bush Transferee Borrower is Controlled by a person who (x) is a Qualified Transferee with a minimum ownership interest in the 225 Bush Transferee Borrower reasonably acceptable to the Lender and (y) whose identity, experience, financial condition and creditworthiness, including net worth and liquidity, is acceptable to the Lender in Lender’s sole and absolute discretion but subject to then market-typical underwriting standards;

(v)    the 225 Bush Mortgaged Property will be managed by an Unaffiliated Qualified Manager or by a property manager acceptable to the Lender;

(vi)    that the 225 Bush Transferee Borrower will have executed and delivered to the Lender an assumption agreement in form and substance reasonably acceptable to the Lender;

(vii)    that the 225 Bush Transferee Borrower will have proposed one or more replacement guarantors and indemnitor and Lender will have determined that such proposed guarantors and indemnitors as Approved Replacement Guarantor (and each such proposed replacement guarantor that is an Approved Replacement Guarantor is hereafter referred to as a “Transferee Guarantor”));

(viii)    that each Transferee Guarantor will deliver to Lender a guaranty of recourse obligations (in the same form as the guaranty of recourse obligations delivered to Lender by Guarantor on the 225 Bush Loan Origination Date) and an environmental indemnity agreement (in the same form as the Environmental Indemnity Agreement delivered to Lender by Guarantor on the date hereof), pursuant to which, in each case, the Transferee Guarantor(s) agree(s) to be liable under each such guaranty of recourse obligations and environmental indemnity agreement for liabilities and obligations from and after the date of such Transfer and Assumption (whereupon the previous guarantor shall be released from any further liability under the guaranty of recourse obligations for acts that arise from and after the date of such Transfer and Assumption and such Transferee Guarantor(s) will be the “Guarantor” for all purposes set forth in the 225 Bush Loan Agreement);

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(ix)    that the 225 Bush Transferee Borrower will submit to the Lender true, correct and complete copies of all documents reasonably requested by the Lender concerning the organization and existence of the 225 Bush Transferee Borrower and each Transferee Guarantor;

(x)    that each Person that will have Control of, or a ten percent (10%) or greater direct or indirect interest in the 225 Bush Transferee Borrower or any Person that Controls the 225 Bush Transferee Borrower upon such Transfer and Assumption will be a Qualified Transferee;

(xi)    that the Lender will have received a rating agency confirmation from each of the applicable rating agencies to the extent required under the Pooling and Servicing Agreement or other servicing agreement entered into in connection with the origination of the 225 Bush Whole Loan or any portion thereof;

(xii)    that counsel to the 225 Bush Transferee Borrower and each Transferee Guarantor(s) is required to deliver to the Lender opinions in form and substance reasonably satisfactory to the Lender as to such matters as the Lender will require, which may include opinions as to substantially the same matters and were required in connection with the origination of the 225 Bush Whole Loan (including a new substantive non-consolidation opinion);

(xiii)    that the Borrower is required to cause to be delivered to the Lender, an endorsement (relating to the change in the identity of the vestee and execution and delivery of the Transfer and Assumption documents) to the title insurance policy in form and substance acceptable to the Lender, in the Lender’s reasonable discretion;

(xiv)    that the 225 Bush Transferee Borrower and/or the Borrower, as the case may be, will deliver to the Lender, upon such conveyance, the applicable Assumption Fee;

(xv)    that if a new mezzanine loan is outstanding, no new mezzanine loan default will exist at the time of the Transfer and Assumption, the proposed Transfer and Assumption will not constitute or cause a default under the new mezzanine loan documents, each new mezzanine borrower will have complied with the requirements of the transfer provisions of the related new mezzanine loan documents, and each new mezzanine lender will have approved the Transfer and Assumption;

(xvi)    that the Borrower is required to pay all of the Lender’s reasonable out-of-pocket costs and expenses in connection with the Transfer and Assumption. Lender may, as a condition to evaluating any requested consent to a transfer, require that the Borrower post a cash deposit with the Lender in an amount equal to the Lender’s anticipated costs and expenses in evaluating any such request for consent; and

(xvii)    that the Borrower will have otherwise received the Lender’s written consent to such Transfer and Assumption (which consent will not be unreasonably withheld so long as all of the other conditions described above are satisfied, including receipt of a rating agency confirmation from each of the applicable rating agencies if required pursuant to the Pooling and Servicing Agreement or other servicing agreement entered into in connection with the origination of the 225 Bush Whole Loan or any portion thereof.

“Assumption Fee” means (i) for the initial Transfer and Assumption, a transfer fee equal to 0.25% of the outstanding principal balance, and (ii) for any subsequent Transfer and Assumption a transfer fee equal to 0.50% of the outstanding principal balance.

“Approved Replacement Guarantor” means a Person (i) that satisfies the conditions set forth in clauses (x) and (y) of the definition of “Qualified Transferee”, (ii) is formed in (or, if such Person is an individual, is a citizen of), maintains its principal place of business in (or, if such Person is an individual, maintains a primary residence in), and is subject to service in the United States or Canada, (iii) has all or substantially all of its assets in the United States or Canada, (iv) whose identity, experience, financial

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condition and creditworthiness, including net worth and liquidity (provided that such Approved Replacement Guarantor will not be required to maintain net worth and liquidity in excess of the financial covenants set forth in the guaranty entered into on the date of October 11, 2019 for the benefit of Lender (the “Guarantor Financial Covenants”), is acceptable to Lender in Lender’s sole discretion, for which Lender has received a rating agency confirmation from each applicable rating agency (v) that satisfies the Guarantor Financial Covenants and (vi) who controls Borrower (or Transferee Borrower, as applicable) and owns a direct or indirect interest in Borrower (or Transferee Borrower, as applicable). If two or more Approved Replacement Guarantors are delivering replacement guaranties and replacement environmental indemnities to Lender, then (1) only one such Approved Replacement Guarantor must control Borrower (or Transferee Borrower, as applicable), directly or indirectly (provided that each such Approved Replacement Guarantor must own a direct or indirect interest in Borrower (or Transferee Borrower, as applicable)) and (2) the obligations of all Approved Replacement Guarantors will be joint and several.

“Qualified Transferee” means a transferee for whom, prior to the transfer, the Lender will have received and approved: (x) satisfactory evidence that the proposed transferee (1) has never been indicted or convicted of, or pled guilty or no contest to, a felony, (2) has never been indicted or convicted of, or pled guilty or no contest to, a “Patriot Act Offense” and is not on any “Government List”, (3) has never been the subject of a voluntary or involuntary (in each case to the extent the same has not been discharged) bankruptcy proceeding and (4) has no material outstanding judgments against such proposed transferee and (y) “Satisfactory Search Results” with respect to such proposed transferee (as such terms are defined in the 225 Bush Loan Agreement).

Liens

The 225 Bush Loan Documents provide that the Borrower is not permitted to incur any liens on any direct or indirect interest in the Borrower or any portion of the 225 Bush Mortgaged Property , other than the 225 Bush Permitted Encumbrances.

“225 Bush Permitted Encumbrances” means (i) the liens and security interests created by the 225 Bush Loan Documents, (ii) all encumbrances and other matters disclosed in the title insurance policy, (iii) liens, if any, for taxes or other charges imposed by any governmental authority not yet due or delinquent, (iv) any workers’, mechanics’ or other similar liens on the 225 Bush Mortgaged Property provided that any such lien is bonded or discharged within 30 days after Borrower first receives written notice of such lien, subject to the Borrower’s right to contest as set forth in the 225 Bush Loan Agreement and (v) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s reasonable discretion.

Leases and Major Contracts

Leases

Upon request by the Lender, the Borrower is required to furnish the Lender with executed copies of all leases then in effect. All renewals of leases and all proposed leases will provide for rental rates and terms comparable to existing local market rates and will be arm’s length transactions with bona fide, independent third-party tenants.

Any lease and any renewals, amendments or modification of a lease, other than a 225 Bush Major Lease (or a renewal, amendment or modification to a 225 Bush Major Lease) that meets the following requirements may be entered into by the Borrower without the Lender’s prior consent: (i) provides for economic terms, including rental rates, comparable to existing local market rates for similar properties and is otherwise on commercially reasonable terms, (ii) has an initial term of not less than three years and a total term (together with all extension and renewal options) of not more than 10 years, (iii) unless a subordination, non-disturbance and attornment agreement is delivered pursuant to the 225 Bush Loan Agreement, provides that such lease is subordinate to the mortgage and the assignments of lease and that the tenant thereunder will attorn to the Lender and any purchaser at a foreclosure sale, (iv) is with tenants that are creditworthy, (v) is written substantially in accordance with the standard form of lease which will

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have been approved by Lender (subject to any commercially reasonable changes made in the course of negotiations with the applicable Tenant), (vi) is not with an Affiliate of the Borrower or any Guarantor, and (vii) does not contain any option to purchase, any right of first refusal to purchase, any right to terminate (except if such termination right is triggered by the destruction or condemnation of substantially all of the 225 Bush Mortgaged Property) or any other terms which would materially adversely affect the Lender’s rights under the 225 Bush Loan Documents. All other leases (including 225 Bush Major Leases) and all renewals, amendments and modifications thereof executed after the 225 Bush Loan Origination Date are subject to the Lender’s prior approval, such approval not to be unreasonably withheld, conditioned or delayed.

The Borrower may not permit or consent to any assignment or sublease of any 225 Bush Major Lease without the Lender’s prior written approval (other than assignments or subleases expressly permitted under any 225 Bush Major Lease pursuant to a unilateral right of the tenant thereunder not requiring the consent of the Borrower), such approval not to be unreasonably withheld, conditioned or delayed.

“225 Bush Major Lease” means any lease, whether presently existing or entered into after 225 Bush Loan Origination Date in accordance with the terms of the 225 Bush Loan Agreement, which, either individually, or when taken together with any other lease with the same tenant or its Affiliates, and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such lease, (i) covers more than 55,000 rentable square feet, (ii) contains an option or other preferential right to purchase all or any portion of the 225 Bush Mortgaged Property, (iii) is with an Affiliate of the Borrower as tenant, or (iv) is entered into during the continuance of a 225 Bush Event of Default.

Major Contracts

The Borrower is required to obtain the Lender’s prior written approval of any and all Major Contracts affecting the 225 Bush Mortgaged Property, which approval will not be unreasonably withheld, conditioned or delayed.

“Major Contract” means (i) any management, brokerage or leasing agreement, (ii) any cleaning, maintenance, service or other contract or agreement of any kind (other than leases) of a material nature (materiality for these purposes to include, without limitation, contracts which extend beyond one year (unless cancelable on 30 days or less notice without requiring the payment of termination fees or payments of any kind, or (iii) any contract or agreement with an Affiliate of the Borrower, in any case relating to the ownership, leasing, management, use, operation, maintenance, repair or restoration of the Property, whether written or oral.

Risk Management

Insurance

The Borrower is required to obtain and maintain, or cause to be maintained, insurance policies for the Borrower and the 225 Bush Mortgaged Property, providing at least the following coverages:

(i)        Property insurance against loss or damage by fire, any type of wind (including named storms), lightning and such other perils as are included in a standard “special form” or “all-risk” policy, and against loss or damage by all other risks and hazards covered by a standard extended coverage insurance policy, with no exclusion for damage or destruction caused by acts of terrorism riot and civil commotion, vandalism, malicious mischief, burglary and theft (A) in an amount equal to 100% of the “Full Replacement Cost” of the 225 Bush Mortgaged Property, which for purposes of the 225 Bush Loan Agreement will mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) have deductibles no greater than $25,000, with the exception of windstorm or earthquake, which may have deductibles not to exceed 5% of the total insurable value of the 225 Bush Mortgaged Property per occurrence; (C) to be written on a no coinsurance form or containing an agreed amount

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endorsement with respect to the improvements and personal property at the 225 Bush Mortgaged Property waiving all co-insurance provisions; and (D) containing ordinance or law coverage if any of the improvements or the use of the 225 Bush Mortgaged Property will at any time constitute legal non-conforming structures or uses, and compensating for loss to the undamaged portion of the building (with a limit equal to replacement cost), the cost of demolition and the increased costs of construction, each in amounts as required by the Lender. In addition, the Borrower is required to obtain: (x) if any portion of the improvements or personal property is currently or at any time in the future located in a federally designated special flood hazard area (“SFHA”), flood hazard insurance for all such improvements and/or personal property located in the SFHA in an amount equal to the (1) the maximum amount of building and, if applicable, contents insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended (the “Flood Insurance Acts”) plus (2) such additional coverage as the Lender will require, subject to a deductible not to exceed an amount equal to the maximum available through the Flood Insurance Acts; (y) mudslide insurance in amount and in form and substance satisfactory to the Lender; and (z) earthquake, sinkhole and mine subsidence insurance in an amount equal to the 475-year return period as identified in a seismic risk analysis for the 225 Bush Mortgaged Property and including all high risk locations sharing the limit, utilizing the most current RMS or its equivalent, inclusive of loss amplification and business income, and in each case, as determined by Lender in its sole discretion and in form and substance satisfactory to Lender, subject to a deductible not to exceed 5% of the total insurable value of the 225 Bush Mortgaged Property, provided that the insurance pursuant to clauses (x), (y) and (z) hereof will be on terms consistent with the comprehensive all risk insurance policy required under this paragraph (i);

(ii)        commercial general liability insurance, including coverages against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the 225 Bush Mortgaged Property, such insurance (A) to be on the so-called “occurrence” form and containing minimum limits per occurrence of $1,000,000 with a combined limit per policy year, excluding umbrella coverage, of not less than $2,000,000; (B) to continue at not less than the aforesaid limit until required to be changed by Lender by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; and (4) contractual liability for all insured contracts to the extent the same is available;

(iii)        rental loss and/or business income interruption insurance (A) with loss payable to the Lender; (B) covering all risks required to be covered by the insurance provided for in paragraph (i) above, paragraph (vi) below and paragraph (xii) below; (C) covering a period of restoration of 24 months and containing an extended period of indemnity endorsement which covers the 12-month period commencing on the date on which the such 225 Bush Mortgaged Property has repaired or replaced and operations are resumed; and (D) in an amount equal to 100% of the projected gross revenue from such 225 Bush Mortgaged Property (less non-continuing expenses) for a period of 24 months. The amount of such business income insurance will be determined at least once each year thereafter based on the Borrower’s reasonable estimate of the gross revenue from such 225 Bush Mortgaged Property (less non-continuing expenses);

(iv)        at all times during which structural construction, repairs or alterations are being made with respect to the improvements, and only if the property or liability coverage forms do not otherwise apply, (A) commercial general liability and umbrella liability insurance covering claims related to the constructions, repairs or alterations being made which are not covered by or under the terms or provisions of the commercial general liability and umbrella liability insurance policy required as set forth in the 225 Bush Loan Agreement; and (B) the insurance provided for in paragraph (i) above written in a so-called builder’s risk completed value form or commercial property insurance policy (1) on a non-reporting basis, (2) against all risks insured against pursuant to subparagraph (i) above, (3) including permission to occupy the 225 Bush Mortgaged Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

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(v)        workers’ compensation, subject to the statutory limits of the state in which the 225 Bush Mortgaged Property is located, and employer’s liability insurance with limits which are required from time to time by the Lender in respect of any work or operations on or about the 225 Bush Mortgaged Property, or in connection with the 225 Bush Mortgaged Property or its operation (if applicable);

(vi)        comprehensive boiler and machinery/equipment breakdown insurance, if applicable, in amounts as will be reasonably required by the Lender on terms consistent with the commercial property insurance policy required under subparagraph (i) above;

(vii)        umbrella liability insurance in addition to primary coverage in an amount not less than $100,000,000.00 per occurrence on terms consistent with the commercial general liability insurance policy required under paragraph (ii) above and paragraph (viii) below;

(viii)        motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, with limits which are required from time to time by the Lender (if applicable);

(ix)        upon 60 days’ notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for properties similar to the 225 Bush Mortgaged Property located in or around the region in which the 225 Bush Mortgaged Property is located;

(x)        the property insurance, commercial general liability, umbrella liability insurance and rental loss and/or business interruption insurance required under paragraphs (i), (ii), (iii) and (vii) above will cover perils of terrorism and acts of terrorism (or at least not specifically exclude same) and the Borrower will maintain property insurance, commercial general liability, umbrella liability insurance and rental loss and/or business interruption insurance for loss resulting from perils and acts of terrorism on terms (including amounts and deductibles) consistent with those required under paragraphs (i), (ii), (iii) and (vii) above (or at least not specifically excluding same) at all times during the term of the 225 Bush Whole Loan. For so long as the Terrorism Risk Insurance Program Reauthorization Act of 2015 or any replacement, reauthorization or extension thereof (“TRIPRA”) is in effect and continues to cover both foreign and domestic acts, the Lender will accept terrorism insurance with coverage against acts which are “certified” within the meaning of TRIPRA;

(xi)        notwithstanding anything in paragraph (i) or (xii) above to the contrary, the Borrower will be required to obtain and maintain coverage in its property insurance policy (or by a separate policy) against loss or damage by terrorist acts in an amount equal to 100% of the Full Replacement Cost of the 225 Bush Mortgaged Property plus the rental loss and/or business interruption coverage under paragraph (iii) above; provided that such coverage is available. In the event that such coverage with respect to terrorist acts is not included as part of the “all risk” property policy required by paragraph (i) above, the Borrower will, nevertheless be required to obtain coverage for terrorism (as standalone coverage) in an amount equal to 100% of the Full Replacement Cost of the 225 Bush Mortgaged Property plus the rental loss and/or business interruption coverage under paragraph (iii) above; provided that such coverage is available. The Borrower will obtain the coverage required under this paragraph (xii) from a carrier which otherwise satisfies the rating criteria specified below (a “Qualified Carrier”) or in the event that such coverage is not available from a Qualified Carrier, the Borrower is required to obtain such coverage from the highest rated insurance company providing such coverage; and

(xii)        in addition to the insurance coverages described above, the Borrower will obtain such other insurance as may from time to time be reasonably required by the Lender in order to protect its interests.

Any blanket insurance policy will be subject to the Lender’s approval and will otherwise provide the same protection as would a separate policy insuring only the 225 Bush Mortgaged Property in compliance with the provisions of paragraph (a) above (any such blanket policy, an “Acceptable Blanket Policy”). To

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the extent that the policies are maintained pursuant to an Acceptable Blanket Policy that covers more than one location within a one thousand foot radius of the 225 Bush Mortgaged Property, the limits of such Acceptable Blanket Policy must be sufficient to maintain coverage as set forth in paragraph (a) above for each 225 Bush Mortgaged Property and any and all other locations combined within such radius that are covered by such blanket policy calculated on a total insured value basis.

All insurance policies described above (i) with respect to the policies of property insurance, contain clauses or endorsements to the effect that, (1) no act or negligence of the Borrower, or anyone acting for the Borrower, or of any tenant or other occupant, or failure to comply with the provisions of any policy, which might otherwise result in a forfeiture of the insurance or any part thereof, or foreclosure or similar action, will in any way affect the validity or enforceability of the insurance insofar as the Lender is concerned, (2) the policies will not be cancelled without at least 30 days’ written notice to the Lender, except 10 days’ notice for non-payment of premium and (3) the issuer(s) of the policies will give written notice to the Lender if the issuers elect not to renew the policies prior to its expiration; (ii) with respect to all policies of liability insurance, if obtainable by the Borrower using commercially reasonable efforts, contain clauses or endorsements to the effect that, (1) the policy will not be canceled without at least 30 days’ written notice to the Lender and the Borrower (other than in the case of non-payment in which case only ten days prior notice, or the shortest time allowed by applicable legal requirement (whichever is longer), will be required) and will not be materially changed (other than to increase the coverage provided thereby) without such a thirty 30 day notice and (2) the issuers thereof will give notice to the Lender and the Borrower if the issuers elect not to renew such policies prior to its expiration. If the issuers cannot or will not provide notice, the Borrower will be obligated to provide such notice; and (iii) not contain any clause or provision that would make the Lender liable for any insurance premiums thereon or subject to any assessments thereunder.

All policies of insurance required pursuant to the 225 Bush Loan Agreement are required (i) to be issued by companies authorized or licensed to do business in the state where the 225 Bush Mortgaged Property is located, with a financial strength and claims paying ability rating of (1) a financial strength and claims paying ability rating of (x) “A” or better by S&P and (y) “A2” or better by Moody’s, to the extent Moody’s rates the Loan-Specific Certificates, and (z) “A-” or better by Fitch, to the extent Fitch rates the Loan-Specific Certificates, (provided, however for multi-layered policies, (A) if four (4) or fewer insurance companies issue the policies, then at least 75% of the insurance coverage represented by the policies must be provided by insurance companies with a rating of “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the Loan-Specific Certificates, and “A-” or better by Fitch, to the extent Fitch rates the Loan-Specific Certificates, with no carrier below “BBB” by S&P and “Baa2” or better by Moody’s, to the extent Moody’s rates the Loan-Specific Certificates, and “BBB” or better by Fitch, to the extent Fitch rates the Loan-Specific Certificates, or (B) if 5 or more insurance companies issue the policies, then at least 60% of the insurance coverage represented by the policies must be provided by insurance companies with a rating of “A” or better by S&P and “A2” or better by Moody’s, to the extend Moody’s rates the Loan-Specific Certificates, and “BBB” or better by Fitch, to the extent Fitch rates the Certificates, and (2) a rating of “A:X” or better in the current Best’s Insurance Reports; (ii) with respect to all property insurance policies and rental loss and/or business interruption insurance policies, to contain a Standard Mortgagee Clause/Lender’s Loss Payable Endorsement, or their equivalents, naming the Lender as the person to whom all payments made by such insurance company will be paid in accordance with the Lender’s interest; (iii) to contain a waiver of subrogation against the Lender; (iv) to contain such provisions as the Lender deems reasonably necessary or desirable to protect its interest including endorsements providing (A) that neither Borrower, the Lender nor any other party will be a co-insurer under said policies and (B) in addition to complying with any other requirements expressly set forth in the 225 Bush Loan Agreement for a deductible per loss of an amount not more than that which is customarily maintained by prudent owners of properties with a standard of operation and maintenance comparable to and in the general vicinity of the 225 Bush Mortgaged Property, but in no event in excess of an amount reasonably acceptable to the Lender; and (v) to be satisfactory in form and substance to the Lender and will be approved by the Lender as to amounts, form, risk coverage, deductibles, loss payees and insureds.

In the event of foreclosure of the mortgages or other transfer of title to the 225 Bush Mortgaged Property in extinguishment in whole or in part of the 225 Bush Whole Loan, all right, title and interest of the Borrower in and to the policies that are not blanket policies then in force concerning the 225 Bush

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Mortgaged Property and all proceeds payable thereunder will thereupon vest in the purchaser at such foreclosure or the Lender or other transferee in the event of such other transfer of title.

Casualty and Condemnation

The Borrower is required to give prompt notice to the Lender of any casualty or condemnation or of the actual or threatened commencement of any proceedings that would result in a condemnation of all or any portion of the 225 Bush Mortgaged Property. With respect to a condemnation, the Lender may participate in any such proceedings, and the Borrower is required to deliver to the Lender from time to time all instruments requested by it to permit such participation and, at its expense, diligently prosecute any such proceedings, and consult with the Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings.

Following the occurrence of a casualty, the Borrower, regardless of whether insurance proceeds are available, is required to promptly proceed to restore, repair, replace or rebuild the 225 Bush Mortgaged Property in accordance with legal requirements to be of at least equal value and of substantially the same character as prior to such damage or destruction. The Lender may, but will not be obligated to make proof of loss if not made promptly by the Borrower. In addition, the Lender may participate in any settlement discussions with any insurance companies (and will approve any final settlement) (i) if a 225 Bush Loan Event of Default is continuing or (ii) with respect to any casualty in which the Net Proceeds or the costs of completing the restoration are equal to or greater than $3,500,000 and the Borrower will deliver to the Lender all instruments required by the Lender to permit such participation. Except as set forth in the foregoing sentence, any insurance proceeds in connection with any casualty will be due and payable solely to the Lender and held by the Lender in accordance with the terms of the 225 Bush Loan Agreement. In the event the Borrower or any party other than the Lender is a payee on any check representing insurance proceeds with respect to any casualty, the Borrower will immediately endorse, and cause all such third parties to endorse, such check payable to the order of the Lender.

In connection with any restoration: (a) if the Net Proceeds are less than $3,500,000, and provided no 225 Bush Loan Event of Default is continuing, the Net Proceeds will, if received by the Lender, be disbursed by the Lender to the Borrower upon receipt, provided that all of the conditions set out in the immediately following paragraph are met and the Borrower delivers to the Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the restoration in accordance with the terms of the 225 Bush Loan Agreement, and (b) If the Net Proceeds are equal to or greater than $3,500,000, the Net Proceeds will be held by the Lender and the Lender will make the Net Proceeds available for the restoration in accordance with the conditions described in the immediately following paragraph.

The Net Proceeds will be made available to the Borrower for restoration upon the determination of the Lender, in its sole discretion, that the following conditions are met: (A) no 225 Bush Loan Event of Default has occurred and is continuing; (B) (1) in the event the Net Proceeds are Insurance Proceeds, less than 30% of the total floor area of the improvements on the 225 Bush Mortgaged Property has been damaged, destroyed or rendered unusable as a result of such casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than 10% of the land constituting the 225 Bush Mortgaged Property is taken, and such land is located along the perimeter or periphery of the 225 Bush Mortgaged Property, and no portion of the improvements is located on such land; (C) leases demising in the aggregate a percentage amount equal to or greater than 70% of the total rentable space in the 225 Bush Mortgaged Property which has been demised under executed and delivered leases in effect as of the date of the occurrence of such casualty or condemnation, whichever the case may be, will remain in full force and effect during and after the completion of the restoration without abatement of rent beyond the time required for restoration, notwithstanding the occurrence of any such casualty or condemnation, whichever the case may be, and will make all necessary repairs and restorations thereto that are not being made by the Borrower as part of the restoration at the Borrower’s sole cost and expense; (D) the Borrower commences the restoration as soon as reasonably practicable (but in no event later than 60 days after such casualty or condemnation, whichever the case may be, occurs) and diligently pursues the same to satisfactory completion; (E) the Lender is satisfied that any operating deficits, including all scheduled payments of principal and interest

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under the 225 Bush Notes, which will be incurred with respect to the 225 Bush Mortgaged Property as a result of the occurrence of any such casualty or condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the rental loss and/or business income interruption insurance, if applicable, or (3) by other funds of the Borrower; (F) the Lender will be satisfied that the (x) restoration will be completed on or before the earliest to occur of (1) the date 3 months prior to the 225 Bush Stated Maturity Date, (2) the earliest date required for such completion under the terms of any lease, (3) such time as may be required under applicable legal requirements or 6 months prior to the expiration of the rental loss and/or business income interruption insurance coverage and (y) the 225 Bush Mortgaged Property can be restored to the 225 Bush Mortgaged Property’s pre-existing condition and utility as existed immediately prior to such casualty or condemnation, and to an economic unit not less valuable and not less useful than the same was immediately prior to the casualty or condemnation; (G) the 225 Bush Mortgaged Property and the use thereof after the restoration will be in compliance with and permitted under all applicable legal requirements; (H) the restoration will be done and completed by the Borrower in an expeditious and diligent fashion and in compliance with all applicable legal requirements; (I) such casualty or condemnation, as applicable, does not result in the loss of access to the 225 Bush Mortgaged Property or the related improvements; (J) after giving effect to the restoration, the Restoration DSCR will be equal to or greater than 1.25x; (K) the Borrower will deliver, or cause to be delivered, to the Lender a signed detailed budget approved in writing by the Borrower’s architect or engineer stating the entire cost of completing the restoration, which budget will be acceptable to the Lender; and (L) the Net Proceeds together with any cash or cash equivalent deposited by the Borrower with the Lender are sufficient in the Lender’s discretion to cover the cost of the restoration.

The Net Proceeds will be held by the Lender in the Casualty and Condemnation Account and, until disbursed in accordance with the related provisions of the 225 Bush Loan Agreement, will constitute additional security for the debt and other obligations under the 225 Bush Loan Documents.

All plans and specifications required in connection with the restoration will be subject to the prior approval of the Lender and, if reasonably required by the Lender, an independent consulting engineer selected by the Lender. All reasonable and customary out-of-pocket costs and expenses incurred by the Lender in connection with recovering, holding and advancing the Net Proceeds for the restoration including, without limitation, reasonable attorneys’ fees and disbursements and the independent consulting engineer’s fees and disbursements, will be paid by the Borrower.

“Net Proceeds” means (i) the net amount of all insurance proceeds received by the Lender pursuant the provisions of the 225 Bush Loan Agreement concerning insurance policies as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

“Restoration DSCR” means, as of any date of determination, the ratio of (a) the underwritten net cash flow of the 225 Bush Mortgaged Property, based on (x) annualized in place rents or annualized rents under leases that are reasonably expected by the Lender to remain in place following the completion of such restoration and (y) expenses on a pro forma basis, to (b) an amount equal to the annual debt service of the 225 Bush Whole Loan.

Annual Budget

The Borrower is required to submit to the Lender by November 1 of each year, commencing with November 1, 2020 (an Annual Budget for the period through October 31, 2020 having been submitted at the closing of the 225 Bush Mortgage Loan, the annual budget for the succeeding fiscal year. The Lender will have the right to approve each annual budget (which approval will not be unreasonably withheld, conditioned or delayed so long as no 225 Bush Loan Event of Default is continuing) (such approved annual budget, an “Approved Annual Budget”). During the continuance of a Trigger Period, until such time that any annual budget has been approved by the Lender, the prior Approved Annual Budget will apply for all purposes under the 225 Bush Loan Agreement (with such adjustments as reasonably determined by the Lender to reflect actual increases in taxes, insurance premiums and utilities expenses). To the extent

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Lender has approval rights over an annual budget, neither the Borrower nor the Manager will change or modify the annual budget that has been approved by the Lender without the prior written consent of the Lender, such consent not to be unreasonably withheld, conditioned or delayed.

“Material Alteration” means any alteration affecting structural elements of the improvements, utility or HVAC system contained in any improvements or the exterior of the 225 Bush Mortgaged Property, the cost of which exceeds the alteration threshold; provided, however, that in no event will (i) any Required Repairs, (ii) any tenant improvement work performed pursuant to any lease existing on the date hereof or entered into hereafter in accordance with the provisions of the 225 Bush Loan Agreement, or (iii) alterations performed as part of a restoration, constitute a Material Alteration.

Financial Reporting

Annual Financial Statements

Not later than 90 days after the end of each fiscal year the Borrower is required to deliver to the Lender unaudited financial statements, internally prepared on a cash basis, covering the 225 Bush Mortgaged Property, including a balance sheet as of the end of such year, a statement of revenues and expenses for such year and the fourth quarter thereof, and stating in comparative form the figures for the previous fiscal year and the Annual Budget for such Fiscal Year, as well as the supplemental schedule of net income or loss presenting the net income or loss for the 225 Bush Mortgaged Property and occupancy statistics for the 225 Bush Mortgaged Property, and copies of all federal income tax returns to be filed. Such annual financial statements will be accompanied by an officer’s certificate in the form required pursuant to the 225 Bush Loan Agreement.

Not later than 120 days after the end of each fiscal year the Borrower is required to deliver to the Lender, audited financial statements certified by an independent accountant in accordance with GAAP, and, to the extent required under the 225 Bush Loan Agreement, the requirements of Regulation AB under the Securities Act and the Exchange Act, as such regulation may be amended from time to time (“Regulation AB”), covering the 225 Bush Mortgaged Property, including a balance sheet as of the end of such year, a statement of revenues and expenses for such year and the fourth quarter thereof, and stating in comparative form the figures for the previous fiscal year and the Annual Budget for such fiscal year, as well as the supplemental schedule of net income or loss presenting the net income or loss for the 225 Bush Mortgaged Property and occupancy statistics for the 225 Bush Mortgaged Property, and copies of all federal income tax returns to be filed .Such annual financial statements will be accompanied by an officer’s certificate in the form required pursuant to the 225 Bush Loan Agreement.

Quarterly Financial Statements

Not later than 45 days following the end of each fiscal quarter (or each calendar month prior to a securitization of the 225 Bush Whole Loan), the Borrower is required to deliver to Lender: (a) unaudited financial statements, internally prepared on a cash basis including a balance sheet and profit and loss statement as of the end of such quarter (or month) and for the corresponding quarter (or month) of the previous year, and a statement of revenues and expenses for such quarter (or month) and the year to date. Such statements for each quarter (or month) will be accompanied by an officer’s certificate certifying to the best of the signer’s knowledge, (A) that such statements fairly represent the financial condition and results of operations of the Borrower, (B) that as of the date of such officer’s certificate, no 225 Bush Loan Event of Default exists under the 225 Bush Loan Agreement, the 225 Bush Notes or any other 225 Bush Loan Documents or, if so, specifying the nature and status of each such 225 Bush Loan Event of Default and the action then being taken by the Borrower or proposed to be taken to remedy such 225 Bush Loan Event of Default, and (C) that as of the date of each officer’s certificate, no litigation exists involving the Borrower or the 225 Bush Mortgaged Property in which the amount involved is $500,000 (in the aggregate) or more or in which all or substantially all of the potential liability is not covered by insurance, or, if so, specifying such litigation and the actions being taking in relation thereto. Such financial statements are required to contain such other information as may be reasonably requested by the Lender for purposes of calculations to be made by the Lender pursuant to the terms of the 225 Bush Loan Agreement, and (b) a true, correct and

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complete rent roll for the 225 Bush Mortgaged Property, dated as of the last month of such fiscal quarter (or month), showing the percentage of gross leasable area of the 225 Bush Mortgaged Property, if any, leased as of the last day of the preceding calendar quarter (or month), the current annual rent for the 225 Bush Mortgaged Property, the expiration date of each lease, whether to the Borrower’s knowledge any portion of the 225 Bush Mortgaged Property has been sublet, and if it has, the name of the subtenant, and such rent roll will be accompanied by an officer’s certificate (A) certifying that such rent roll is true, correct and complete in all material respects as of its date, (B) stating whether the Borrower, within the past three months, has issued a notice of default with respect to any lease which has not been cured and the nature of such default, and (C) stating whether, within the past three months, any retail tenant has “gone dark” or the Borrower has received a notice from any tenant of its intention to “go dark”.

Other Reports

Borrower is required to deliver to the Lender, within 10 business days of the receipt thereof by the Borrower, a copy of all reports prepared by the Manager pursuant to the Management Agreement relating to the 225 Bush Mortgaged Property, including, without limitation, the annual budget and any inspection reports.

The Borrower is required to submit to the Lender the financial data and financial statements required in connection with a sale of the 225 Bush Whole Loan in a secondary market transaction as set forth in the 225 Bush Loan Agreement, if and when available.

If the Borrower fails to provide to the Lender or its designee any of the financial statements, certificates, reports or information described above within 30 days after the date upon which such information is due, Borrower will pay to Lender, at Lender’s option and in its discretion upon written notice, an amount equal to $1,000 for each Required Record that is not delivered; provided Lender has given Borrower at least 15 days prior written notice of such failure. In addition, 30 days after Borrower’s failure to deliver any required records, Lender will have the option, upon 15 days’ notice to the Borrower to gain access to the Borrower’s books and records and prepare or have prepared at the Borrower’s expense, any information not delivered by the Borrower.

Representations and Warranties

The Borrower made the representations and warranties in the 225 Bush Loan Agreement set forth in “Exhibit D—Borrower Representations and Warranties” as of the 225 Bush Loan Origination Date.

SPE Covenants

The Borrower has covenanted under the 225 Bush Loan Agreement that it is a special purpose bankruptcy remote entity (a “Special Purpose Bankruptcy Remote Entity”) and that since the date of its formation and at all times on and after the 225 Bush Loan Origination Date and until such time as the obligations under the 225 Bush Loan Agreement will be paid and performed in full:

(a)           The Borrower (i) has been, is, and will be organized solely for the purpose of acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the 225 Bush Mortgaged Property, entering into the 225 Bush Loan Agreement and other 225 Bush Loan Documents with the Lender, refinancing the 225 Bush Mortgaged Property in connection with a permitted repayment of the 225 Bush Whole Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing, (ii) has not owned, does not own, and will not own any asset or property other than (A) the 225 Bush Mortgaged Property, and (B) incidental personal property necessary for the ownership or operation of the 225 Bush Mortgaged Property and (iii) has been, is, and will be organized for the purpose of investing the equity capital that was contributed to the Borrower by the Sole Member of the Borrower in accordance with this section. No equity capital was raised by the Borrower.

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(b)           The Borrower has not engaged and will not engage in any business other than the ownership, management and operation of the 225 Bush Mortgaged Property and will conduct and operate its business as presently conducted and operated.

(c)           The Borrower has not and will not enter into any contract or agreement with any Affiliate of the Borrower, except upon terms and conditions that are intrinsically fair, commercially reasonable, and no less favorable to it than would be available on an arms-length basis with third parties other than any such party.

(d)           The Borrower has not incurred and will not incur any indebtedness other than the indebtedness permitted under the 225 Bush Loan Agreement and any loan or financing obtained by Borrower prior to the 225 Bush Loan Origination date that was secured by all or any portion of the 225 Bush Mortgaged Property (the “Prior Loan”).

(e)           The Borrower has not made and will not make any loans or advances to any third party (including any Affiliate or constituent party), and has not and will not acquire obligations or securities of its Affiliates.

(f)            The Borrower has been, is, and intends to remain solvent and has paid and intends to pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets; provided that the foregoing will not require any direct or indirect member, partner or shareholder of the Borrower to make any additional capital contributions to the Borrower.

(g)           The Borrower has done or caused to be done, and will do, all things necessary to observe organizational formalities and preserve its existence, and has not, will not (i) terminate or fail to comply with the provisions of its organizational documents, or (ii) unless (A) the Lender has consented and (B) following a securitization of the 225 Bush Whole Loan, the applicable rating agencies have issued a rating agency confirmation, amend, modify or otherwise change its operating agreement or other organizational documents in any material respect.

(h)           Except to the extent that the Borrower is (i) required to file consolidated tax returns by law; or (ii) treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law, (1) has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any other person; (2) the Borrower’s assets will not be listed as assets on the financial statement of any other person; it being understood that the Borrower’s assets may be included in a consolidated financial statement of its Affiliates provided that (i) appropriate notation will be made on such consolidated financial statements to indicate the separateness of the Borrower and such Affiliates and to indicate that the Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other person, and (ii) such assets will be listed on the Borrower’s own separate balance sheet; and (3) the Borrower will file its own tax returns (to the extent the Borrower is required to file any tax returns) and will not file a consolidated federal income tax return with any other person. The Borrower has maintained and will maintain its books, records, resolutions and agreements in accordance with the 225 Bush Loan Agreement.

(i)             The Borrower has been, will be, and at all times has held and will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of the Borrower or any constituent party of the Borrower (recognizing that the Borrower may be treated as a “disregarded entity” for tax purposes and is not required to file tax returns for tax purposes under applicable law)), will correct any known misunderstanding regarding its status as a separate entity, will conduct business in its own name, will not identify itself or any of its Affiliates as a division or department or part of the other and will, to the extent reasonably necessary for the operation of its business, maintain and utilize separate stationery, invoices and checks bearing its own name.

(j)             The Borrower has maintained and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated

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business operations; provided that the foregoing will not require any direct or indirect member, partner or shareholder of the Borrower to make any additional capital contributions to the Borrower.

(k)           (x) Neither the Borrower nor any constituent party of the Borrower has sought or will seek or effect the liquidation, dissolution, winding up, division (whether pursuant to Section 18-217 of the Act or otherwise),consolidation or merger, in whole or in part, of the Borrower and (y) Borrower has not been the product of, the subject of or otherwise involved in, in each case, any limited liability division (whether as a plan of division pursuant to Section 18-217 of the Act or otherwise).

(l)             The Borrower has not and will not commingle the funds and other assets of the Borrower with those of any Affiliate or constituent party or any other person, and has held and will hold all of its assets in its own name.

(m)          The Borrower has and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person.

(n)           The Borrower has not and will not assume or guarantee or become obligated for the debts of any other Person and does not and will not hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person.

(o)           The organizational documents of the Borrower will provide that the business and affairs of the Borrower will be (A) managed by or under the direction of a board of one or more directors designated by the Borrower’s sole member (the “Sole Member”) or (B) a committee of managers designated by the Sole Member (a “Committee”) or (C) by the Sole Member, and at all times there will be at least 2 duly appointed Independent Directors or Independent Managers of the Borrower. In addition, the organizational documents of the Borrower will provide that no Independent Director or Independent Manager (as applicable) of the Borrower may be removed or replaced without cause and unless the Borrower provides the Lender with not less than 3 business days’ prior written notice of (a) any proposed removal of an Independent Director or Independent Manager (as applicable), together with a statement as to the reasons for such removal, and (b) the identity of the proposed replacement Independent Director or Independent Manager, as applicable, together with a certification that such replacement satisfies the requirements set forth in the organizational documents for an Independent Director or Independent Manager (as applicable).

(p)           The organizational documents of the Borrower will also provide an express acknowledgment that the Lender is an intended third-party beneficiary of the “special purpose” provisions of such organizational documents.

(q)           The organizational documents of the Borrower will provide that the board of directors, the Committee or the Sole Member (as applicable) of the Borrower will not take any action which, under the terms of any certificate of formation, limited liability company operating agreement or any voting trust agreement, requires a unanimous vote of the board of directors (or the Committee as applicable) of the Borrower unless at the time of such action there will be (A) at least two members of the board of directors (or the Committee as applicable) who are Independent Directors or Independent Managers, as applicable (and such Independent Directors or Independent Managers, as applicable, have participated in such vote) or (B) if there is no board of directors or Committee, then such Independent Managers will have participated in such vote. The organizational documents of the Borrower will provide that the Borrower will not and the Borrower agrees that it will not, without the unanimous written consent of its board of directors, its Committee or its Sole Member (as applicable), including, or together with, the Independent Directors or Independent Managers (as applicable) (i) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, (ii) seek or consent to the appointment of a receiver, liquidator or any similar official of the Borrower or a substantial part of its business, (iii) take any action that might cause such entity to become insolvent, (iv) make an assignment for the benefit of creditors, (v) admit in writing its inability to pay debts generally as they become due, (vi) declare or effectuate a moratorium on the payment of any

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obligations, or (vii) take any action in furtherance of the foregoing. The Borrower will not take any of the foregoing actions without the unanimous written consent of its board of directors, its Committee or its Sole Member, as applicable, including (or together with) all Independent Directors or Independent Managers, as applicable. In addition, the organizational documents of the Borrower will provide that, when voting with respect to any matters set forth in the immediately preceding sentence of this subparagraph (q), the Independent Directors or Independent Managers (as applicable) will consider only the interests of the Borrower, including its creditors. Without limiting the generality of the foregoing, such documents will expressly provide that, to the greatest extent permitted by law, except for duties to the Borrower(including duties to the members of the Borrower solely to the extent of their respective economic interest in the Borrower and to the Borrower’s creditors as set forth in the immediately preceding sentence), such Independent Directors or Independent Managers (as applicable) will not owe any fiduciary duties to, and will not consider, in acting or otherwise voting on any matter for which their approval is required, the interests of (i) the members of the Borrower, (ii) other Affiliates of the Borrower, or (iii) any group of Affiliates of which the Borrower is a part); provided, however, the foregoing will not eliminate the implied contractual covenant of good faith and fair dealing.

(r)            The organizational documents of the Borrower will provide that, as long as any portion of the obligations remains outstanding, upon the occurrence of any event that causes the Sole Member to cease to be a member of the Borrower (other than (i) upon an assignment by the Sole Member of all of its limited liability company interest in the Borrower and the admission of the transferee, if permitted pursuant to the organizational documents of the Borrower and the 225 Bush Loan Documents, or (ii) the resignation of the Sole Member and the admission of an additional member of the Borrower, if permitted pursuant to the organizational documents of the Borrower and the 225 Bush Loan Documents), each of the persons acting as an Independent Director or Independent Manager (as applicable) of the Borrower will, without any action of any Person and simultaneously with the Sole Member ceasing to be a member of the Borrower, automatically be admitted as members of the Borrower (in each case, individually, a “Special Member” and collectively, the “Special Members”) and will preserve and continue the existence of the Borrower without dissolution or division. The organizational documents of the Borrower will further provide that for so long as any portion of the obligations under the 225 Bush Whole Loan is outstanding, no Special Member may resign or transfer its rights as Special Member unless (i) a successor Special Member has been admitted to the Borrower as a Special Member, and (ii) such successor Special Member has also accepted its appointment as an Independent Director or Independent Manager (as applicable).

(s)           The organizational documents of the Borrower will provide that, as long as any portion of the obligations under the 225 Bush Whole Loan remains outstanding, except as expressly permitted pursuant to the terms of the 225 Bush Loan Agreement, (i) the Sole Member may not resign, and (ii) no additional member will be admitted to the Borrower.

(t)            The organizational documents of the Borrower will provide that, as long as any portion of the obligations under the 225 Bush Whole Loan remains outstanding: (i) the Borrower will be dissolved, and its affairs will be wound up, only upon the first to occur of the following: (A) the termination of the legal existence of the last remaining member of the Borrower or the occurrence of any other event which terminates the continued membership of the last remaining member of the Borrower in the Borrower unless the business of the Borrower is continued in a manner permitted by its operating agreement or the Delaware Limited Liability Company Act (as the same may be amended, modified or replaced, the “Act”), or (B) the entry of a decree of judicial dissolution under Section 18-802 of the Act; (ii) upon the occurrence of any event that causes the last remaining member of the Borrower to cease to be a member of the Borrower or that causes the Sole Member to cease to be a member of the Borrower (other than (A) upon an assignment by the Sole Member of all of its limited liability company interest in the Borrower and the admission of the transferee, if permitted pursuant to the organizational documents of the Borrower and the 225 Bush Loan Documents, or (B) the resignation of the Sole Member and the admission of an additional member of the Borrower, if permitted pursuant to the organizational documents of the Borrower and the 225 Bush Loan Documents), to the fullest extent permitted by law, the personal representative of such last remaining member will be authorized to, and will, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Borrower, agree in writing (I) to

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continue the existence of the Borrower, and (II) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Borrower, effective as of the occurrence of the event that terminated the continued membership of such member in the Borrower; (iii) the bankruptcy of the Sole Member or a Special Member will not cause such Sole Member or Special Member, respectively, to cease to be a member of the Borrower and upon the occurrence of such an event, the business of the Borrower will continue without dissolution; (iv) in the event of the dissolution of the Borrower, the Borrower will conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Borrower in an orderly manner), and the assets of the Borrower will be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act; (v) to the fullest extent permitted by law, each of Sole Member and the Special Members will irrevocably waive any right or power that they might have to cause the Borrower or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Borrower, to compel any sale of all or any portion of the assets of the Borrower pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, divisions (whether pursuant to Section 18-217 of the Act or otherwise), liquidation, winding up or termination of the Borrower and (vi) Borrower will be prohibited from effectuating a division (whether pursuant to Section 18-217 of the Act of otherwise).

(u)           The Borrower will conduct its business so that the assumptions made with respect to the Borrower in the insolvency opinion will be true and correct in all respects. In connection with the foregoing, the Borrower has covenanted and agreed that it will comply with or cause the compliance with, (i) all of the facts and assumptions (whether regarding the Borrower or any other Person) set forth in the insolvency opinion, (ii) all of the representations, warranties and covenants concerning special purpose bankruptcy remote entity set forth in this section, and (iii) all of the organizational documents of the Borrower.

(v)           The Borrower has paid and intends to pay its own liabilities and expenses, including the salaries of its own employees (if any) from its own funds, and has maintained and will maintain a sufficient number of employees (if any) in light of its contemplated business operations; provided that the foregoing will not require any direct or indirect member, partner or shareholder of the Borrower to make any additional capital contributions to the Borrower.

(w)           The Borrower has not permitted and will not permit any Affiliate or constituent party independent access to its bank accounts; provided, however, Borrower may give Manager access to the operating accounts of Borrower solely for the purpose of making payment on account of operating expenses for the 225 Bush Mortgaged Property in accordance with Manager’s duties under the Management Agreement.

(x)           The Borrower has compensated and will compensate each of its consultants and agents from its funds for services provided to it and pay from its own assets all obligations of any kind incurred; provided that the foregoing will not require any direct or indirect member, partner or shareholder of the Borrower to make any additional capital contributions to the Borrower.

(y)           The Borrower has allocated and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including shared office space.

(z)            Except in connection with the 225 Bush Whole Loan, the Borrower has not pledged and will not pledge its assets for the benefit of any other Person.

(aa)         The Borrower has and will have no obligation to indemnify its officers, directors, members or Special Members, as the case may be, or if the Borrower has such an obligation, that such obligation is fully subordinated to the debt and will not constitute a claim against it if cash flow in excess of the amount required to pay the debt is insufficient to pay such obligation.

(bb)        The Borrower has not, does not, and will not have any of its obligations guaranteed by an Affiliate (other than from the Guarantor with respect to the 225 Bush Whole Loan).

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(cc)         (i) the 225 Bush Mortgaged Property and Borrower will have been fully released from any Prior Loan on or prior to the 225 Bush Loan Origination Date, and under no circumstance shall any recourse be had whatsoever against all or any portion of the 225 Bush Mortgaged Property, nor shall all or any portion of the 225 Bush Mortgaged Property be available to satisfy any Prior Loan, and Borrower has no continuing liability, actual or contingent, for any Prior Loan, (ii) Borrower has provided Lender with true, correct and complete copies of (A) Borrower’s current financial statements, and (B) Borrower’s organizational documents since formation (and all amendments and modifications thereto), (iii) Borrower has at all times prior to the 225 Bush Loan Origination Date conducted its affairs in accordance with (A) the provisions of Borrower’s organizational documents and (B) the Prior Loan documents, and (iv) the certifications and statements set forth in the “Recycled SPE Certificate” attached to the 225 Bush Loan Agreement are true and correct in all respects.

“Independent Director” or “Independent Manager” means a natural person selected by the Borrower (a) with prior experience as an independent director, independent manager or independent member, (b) with at least 3 years of employment experience, (c) who is provided by a nationally recognized service company in accordance with the 225 Bush Loan Agreement, (d) who is duly appointed as an Independent Director or Independent Manager and is not, will not be while serving as Independent Director or Independent Manager (except pursuant to an express provision in the Borrower’s operating agreement providing for the appointment of such Independent Director or Independent Manager to become a “special member” upon the last remaining member of the Borrower ceasing to be a member of the Borrower) and will not have been at any time during the preceding 5 years, any of the following: (i) a stockholder, director (other than as an Independent Director), officer, employee, partner, attorney or counsel of the Borrower, any Affiliate of the Borrower or any direct or indirect parent of the Borrower; (ii) a customer, supplier or other person who derives any of its purchases or revenues from its activities with the Borrower or any Affiliate of the Borrower (other than as an Independent Director); (iii) a person or other entity Controlling or under Common Control with any such stockholder, partner, customer, supplier or other person described in subparagraph (i) or subparagraph (ii) above; or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, customer, supplier or other person described in subparagraph (i) or subparagraph (ii) above. A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (i) by reason of being the Independent Director or Independent Manager of a “special purpose entity” affiliated with the Borrower will be qualified to serve as an Independent Director or Independent Manager of the Borrower, provided that the fees that such individual earns from serving as Independent Director or Independent Manager of affiliates of the Borrower in any given year constitute in the aggregate less than 5% of such individual's annual income for that year. A natural person who satisfies the foregoing definition other than subparagraph (ii) will not be disqualified from serving as an Independent Director or Independent Manager of the Borrower if such individual is an independent director, independent manager or special manager provided by a nationally recognized service company that provides professional independent directors, independent managers and special managers and also provides other corporate services in the ordinary course of its business.

Other Covenants of the Borrower

The Borrower is required to comply with certain covenants including, without limitation, to comply with in all material respects, and cause the 225 Bush Mortgaged Property to be operated in compliance with all legal requirements and to maintain the insurance coverages required by the 225 Bush Loan Agreement. In addition, the Borrower is required to cause the 225 Bush Mortgaged Property to be maintained (or cause tenants to maintain) in good and safe condition and repair and will not remove, demolish or alter the improvements or equipment (except for (i) alterations performed in accordance with the 225 Bush Loan Agreement and (ii) normal replacement of equipment with equipment of equivalent value and functionality.

The Borrower is required to give the Lender prompt notice of: (i) the occurrence of any 225 Bush Loan Event of Default of which the Borrower has knowledge and (ii) any litigation or governmental proceedings pending or, to the Borrower’s knowledge, threatened in writing against the 225 Bush Mortgaged Property, the Borrower, the Manager or the Guarantor which might materially adversely affect the 225 Bush Mortgaged Property or the Borrower’s, the Manager’s or the Guarantor’s condition (financial

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or otherwise) or business (including the Borrower’s ability to perform its obligations under the 225 Bush Loan Agreement or under the other 225 Bush Loan Documents.

225 Bush Loan Events of Default

Events of default under the 225 Bush Loan Documents (each, a “225 Bush Loan Event of Default”) include, with respect to the 225 Bush Whole Loan and the Borrower, the following:

(a)           if (A) the obligations under the 225 Bush Loan Documents are not paid in full on the 225 Bush Maturity Date, (B) any regularly scheduled monthly payment of interest, and, if applicable, principal due under the 225 Bush Notes is not paid in full on the applicable 225 Bush Payment Date, (C) any prepayment of principal due under the 225 Bush Loan Agreement or the 225 Bush Notes is not paid when due, (D) the Prepayment Fee is not paid when due, (E) the Liquidated Damages Amount is not paid when due, or (F) any deposit to the reserve funds required to be made under the 225 Bush Loan Agreement is not made on the required deposit date therefor;

(b)           if any other amount payable pursuant to the 225 Bush Loan Agreement, the 225 Bush Notes or any other 225 Bush Loan Documents (other than as set forth in the foregoing subparagraph (a)) is not paid in full when due and payable in accordance with the provisions of the applicable 225 Bush Loan Document, with such failure continuing for 10 business days after the Lender delivers written notice thereof to Borrower;

(c)           if any of the taxes or other charges are not paid when due, other than those being contested in good faith under the 225 Bush Loan Agreement (provided that it will not be a 225 Bush Loan Event of Default if such past due taxes are real estate taxes (other than the clawback amount, which will in no event be paid with funds deposited in the Tax Account) and there are sufficient funds in the Tax Account to pay such amounts when due, no other 225 Bush Loan Event of Default is then continuing and the servicer fails to make such payment in violation of the 225 Bush Loan Agreement;

(d)           if the policies are not (A) delivered to the Lender within five days of the Lender’s written request and (B) kept in full force and effect, each in accordance with the terms and conditions of the 225 Bush Loan Agreement;

(e)           a transfer other than a Permitted Transfer occurs;

(f)            if any certification, representation or warranty made by the Borrower or Guarantor in the 225 Bush Loan Agreement or in any other 225 Bush Loan Documents, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender was false or misleading in any material respect as of the date such representation or warranty was made;

(g)           if the Borrower or the Guarantor makes an assignment for the benefit of creditors;

(h)           if a receiver, liquidator or trustee is appointed for the Borrower, or Guarantor or if Borrower or Guarantor is adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, is filed by or against, consented to, or acquiesced in by, the Borrower or Guarantor, or if any proceeding for the dissolution or liquidation of the Borrower or Guarantor is instituted, or if the Borrower is substantively consolidated with any other Person; provided, however, if such appointment, adjudication, petition, proceeding or consolidation was involuntary and not consented to by the Borrower or Guarantor, upon the same not being discharged, stayed or dismissed within 30 days following its filing;

(i)             if the Borrower attempts to assign its rights under the 225 Bush Loan Agreement or any of the other 225 Bush Loan Documents or any interest in the 225 Bush Loan Agreement or 225 Bush Loan Documents in contravention of the 225 Bush Loan Documents;

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(j)             if any of the assumptions contained in the insolvency opinion, or in any other non-consolidation opinion delivered to Lender in connection with the 225 Bush Whole Loan, or in any other non-consolidation opinion delivered subsequent to the closing of the 225 Bush Whole Loan, is or shall become untrue in any material respect; provided, however, that in the case of a beach pursuant to this paragraph (j), such breach shall not constitute a 225 Bush Event of Default if (A) such breach is non-recurring, immaterial and not intentional, (B) Borrower cures such breach within the earlier to occur of (i) 30 days of Borrower’s obtaining actual knowledge of such breach or (ii) 30 days of receipt of notice from Lender of such breach, and (C) Borrower delivers to Lender, within 30 days of any request by Lender therefor, an update to the Insolvency Opinion from a nationally recognized law firm or other law firm reasonably approved by Lender to the effect that the breach shall not impair or negate the opinion rendered in the existing Insolvency Opinion;

(k)           a breach of the “ERISA” or “dissolution” covenants set forth in the 225 Bush Loan Agreement;

(l)             a breach of the “special purpose” covenants set forth in the 225 Bush Loan Agreement provided, however, that such breach will not constitute a 225 Bush Loan Event of Default if (A) such breach is non-recurring, immaterial and not intentional, (B) Borrower cures such breach within the earlier to occur of (i) 30 days of Borrower’s obtaining actual knowledge of such breach or (ii) 30 days of receipt of notice from Lender of such breach, and (C) Borrower delivers to Lender, within 30 days of any request by Lender therefor, an update to the Insolvency Opinion from a nationally recognized law firm or other law firm reasonably approved by Lender to the effect that the breach shall not impair or negate the opinion rendered in the existing Insolvency Opinion;

(m)          if the Borrower is in default under any mortgage or security agreement covering any part of the 225 Bush Mortgaged Property whether it be superior, pari passu or junior in lien to the mortgage;

(n)           subject to the Borrower’s right to contest in accordance with the 225 Bush Loan Agreement, if the 225 Bush Mortgaged Property becomes subject to any mechanic’s, materialman’s or other lien except a 225 Bush Permitted Encumbrance or a lien for taxes not then due and payable;

(o)           the alteration, improvement, demolition or removal of any of the improvements without the prior consent of the Lender, other than in accordance with the 225 Bush Loan Agreement and the leases at the 225 Bush Mortgaged Property entered into in accordance with the 225 Bush Loan Documents;

(p)           if, without the Lender’s prior written consent, (i) the Management Agreement is terminated, (ii) unless the Manager is an Unaffiliated Qualified Manager, greater than 25% of the direct or indirect ownership interest in Manager, is transferred, or control of Manager is transferred, or (iii)  there is a material change in the Management Agreement;

(q)           if Borrower or any Person owning a direct or indirect ownership interest in Borrower will be convicted of a Patriot Act Offense by a court of competent jurisdiction; provided, however, that in the case of any such breach occurring with respect to a minority non-controlling holder of an indirect interest in Borrower that is susceptible of being cured by removal of such holder from any direct or indirect interest in Borrower and Borrower promptly takes and pursue commercially reasonable steps to remove such Person from the ownership of Borrower, such breach will not be deemed a 225 Bush Event of Default unless and until it shall remain uncured for 30 days after such conviction;

(r)            a breach of any representation, warranty or covenant regarding tax filing;

(s)           if the Borrower breaches any covenant regarding financial reporting and such breach continues uncured for 5 business days after Lender delivers written notice thereof to Borrower;

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(t)            if there is a default under any of the other 225 Bush Loan Documents beyond any applicable cure periods contained in such 225 Bush Loan Document, whether as to the Borrower, the Guarantor or the 225 Bush Mortgaged Property, or if any other such event occurs or condition exists, if the effect of such event or condition is to accelerate the maturity of any portion of the obligations under the 225 Bush Loan Documents or to permit the Lender to accelerate the maturity of all or any portion of the obligations under the 225 Bush Loan Documents;

(u)           the Guarantor breaches any of the Guarantor Financial Covenants;

(v)           if Borrower fails to establish a new Clearing Account and enter into a new clearing account agreement in accordance with the 225 Bush Loan Agreement on or prior to the termination of any existing Clearing Account Agreement; provided, however, the foregoing will not be a 225 Bush Event of Default under this paragraph (v) so long as (a) during any Trigger Period, Borrower causes all gross revenues to be deposited into the Deposit Account within 3 business days of receipt by Borrower or Manager or their respective Affiliates, and (b) Borrower has diligently proceeded and continues to diligently proceed to establish, and within 30 days after the termination of such prior clearing account agreement establishes, a new Clearing Account and enters into a new clearing account agreement in accordance with the 225 Bush Loan Agreement; or

(w)           if Borrower or Guarantor continues to be in default under any of the other terms, covenants or conditions of the 225 Bush Loan Agreement or any other 225 Bush Loan Documents not specified in subparagraphs (a) to (v) above, and such default continues for 10 days after notice to the Borrower from the Lender, in the case of any such default which can be cured by the payment of a sum of money, or for 30 days after notice to the Borrower from the Lender in the case of any other such default; provided, however, that if such non-monetary default is susceptible of cure but cannot reasonably be cured within such 30-day period, and provided further that the Borrower and/or the Guarantor has commenced to cure such default within such 30-day period will and thereafter diligently and expeditiously proceed to cure the same, such 30-day period will be extended for such time as is reasonably necessary for the Borrower and/or the Guarantor in the exercise of due diligence to cure such default, such additional period not to exceed 90 days.

Upon the occurrence of a 225 Bush Loan Event of Default (other than a 225 Bush Loan Event of Default described in subparagraphs (g), (h) or (i) above) and at any time thereafter, the Lender may, in addition to any other rights or remedies available to it pursuant to the 225 Bush Loan Agreement and the other 225 Bush Loan Documents or at law or in equity, take such action, without notice or demand, that the Lender deems advisable to protect and enforce its rights against the Borrower and in and to the 225 Bush Mortgaged Property, including declaring the obligations under the 225 Bush Loan Agreement to be immediately due and payable, and the Lender may enforce or avail itself of any or all rights or remedies provided in the 225 Bush Loan Documents against the Borrower and the 225 Bush Mortgaged Property, including all rights or remedies available at law or in equity; and upon any 225 Bush Loan Event of Default described in subparagraphs (g), (h) or (i) above, the obligations of the Borrower under the 225 Bush Loan Agreement and under the other 225 Bush Loan Documents will immediately and automatically become due and payable in full, without notice or demand.

If the Borrower fails to perform any covenant or obligation contained in the 225 Bush Loan Agreement and either (i) such failure continues for a period of 10 business days after the Borrower’s receipt of written notice thereof from the Lender or (ii) immediately if a 225 Bush Event of Default will have occurred and is occurring, the Lender may, but will have no obligation to, perform, or cause the performance of, such covenant or obligation, and all costs, expenses, liabilities, penalties and fines of the Lender incurred or paid in connection therewith will be payable by the Borrower to the Lender upon demand and if not paid will be added to the obligations under the 225 Bush Loan Documents (and to the extent permitted under applicable laws, secured by the mortgage and the other 225 Bush Loan Documents) and will bear interest thereafter at the 225 Bush Default Rate.

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Environmental Indemnity

The Borrower has entered into an environmental indemnity agreement (the “Environmental Indemnity Agreement”) for the benefit of the Lender. Under the Environmental Indemnity Agreement, the Borrower has agreed, at their sole cost and expense, to protect, defend, indemnify, release and hold harmless the Lender and other indemnified parties (including the Master Servicer, the Special Servicer and the Trustee) (collectively, the “Environmental Indemnitee”) from and against any and all Losses imposed upon, incurred by or asserted against any of the Environmental Indemnitee and directly or indirectly arising out of or relating to any one or more of the following:

(a)           any presence of any Hazardous Substances, in, on, above, under or from the 225 Bush Mortgaged Property;

(b)           any past, present or threatened Release of Hazardous Substances in, on, above, under or from the 225 Bush Mortgaged Property;

(c)           any activity by the Borrower, any person affiliated with the Borrower and/or any tenant or other user of the 225 Bush Mortgaged Property in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition or other Release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from the 225 Bush Mortgaged Property of any Hazardous Substances at any time located in, under, on or above the 225 Bush Mortgaged Property ;

(d)           any activity by the Borrower, any affiliate or any tenant or other user of the 225 Bush Mortgaged Property in connection with any actual or proposed remediation of any Hazardous Substances at any time located in, under, on or above the 225 Bush Mortgaged Property , whether or not such remediation is voluntary or pursuant to court or administrative order, including, but not limited to, any removal, remedial or corrective action;

(e)           any past, present or threatened non-compliance or violation of any Environmental Law (or of any permit issued pursuant to any Environmental Law) in connection with the 225 Bush Mortgaged Property or operations thereon, including, but not limited to, any failure by the Borrower or any person affiliated with the Borrower or the Guarantor and/or any tenant or other user of the 225 Bush Mortgaged Property to comply with any order of any governmental authority in connection with any Environmental Laws;

(f)            the imposition, recording or filing or the threatened imposition, recording or filing of any liens and other encumbrances imposed pursuant to any Environmental Law encumbering the 225 Bush Mortgaged Property;

(g)           any administrative processes or proceedings or judicial proceedings in any way connected with any matter addressed in the Environmental Indemnity Agreement;

(h)           any acts of the Borrower, any person affiliated with the Borrower and/or any tenant or other user of the 225 Bush Mortgaged Property in arranging for the disposal or treatment, or arranging with a transporter for transport for the disposal or treatment, of Hazardous Substances at any facility or incineration vessel containing such or similar Hazardous Substances;

(i)             any acts of the Borrower, any person affiliated with the Borrower and/or any tenant or other user of the 225 Bush Mortgaged Property in accepting any Hazardous Substances for transport to disposal or treatment facilities, incineration vessels or sites from which there is a Release or a threatened release of any Hazardous Substance which causes the incurrence of costs for remediation;

(j)             any personal injury, wrongful death or property or other damage arising under any statutory or common law or tort law theory, including, but not limited to, damages assessed for private or public nuisance or for the conducting of an abnormally dangerous activity on or near the 225 Bush Mortgaged Property; and

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(k)           any misrepresentation or inaccuracy in any representation or warranty or material breach or failure to perform any covenants or other obligations pursuant to the Environmental Indemnity Agreement.

Notwithstanding the foregoing provisions of the Environmental Indemnity Agreement, however, the Borrower will not be obligated to indemnify any Environmental Indemnitee under the Environmental Indemnity Agreement for any event or condition, that (i) first arises on or after the date on which Environmental Indemnitee (or its transferee) acquires title to the 225 Bush Mortgaged Property (whether at foreclosure sale, acceptance by Lender of a conveyance in lieu of foreclosure or similar transfer); provided that the obligation of the Borrower to indemnify the Environmental Indemnitee pursuant to the Environmental Indemnity Agreement will continue in perpetuity after Environmental Indemnitee (or its transferee) acquires title to the related 225 Bush Mortgaged Property unless such specified event or condition first occurs during the period of ownership by Environmental Indemnitee (or its transferee, as applicable) and provided, further, that the Environmental Indemnitee will bear the burden of proving pursuant to a final judicial determination that such specified event or condition occurred during such period of ownership by Environmental Indemnitee (or its transferee, as applicable); or (ii) is finally judicially determined to have arisen due solely to Environmental Indemnitee’s willful misconduct or gross negligence.

Notwithstanding the foregoing, the indemnification obligations of Borrower will terminate three years after the full and indefeasible payment by any Borrower of the debt provided that at the time of such payment Borrower furnishes to Environmental Indemnitee an updated environmental report in form and substance, and from an environmental consultant, reasonably acceptable to Environmental Indemnitee, which updated environmental report discloses, as of the date of such repayment, no actual or threatened: (A) non-compliance with or violation of applicable Environmental Laws (or permits issued pursuant to Environmental Laws) in connection with the 225 Bush Mortgaged Property or operations thereon, which has not been cured in accordance with applicable Environmental Laws, (B) environmental liens encumbering the 225 Bush Mortgaged Property, (C) administrative processes or proceedings or judicial proceedings concerning any environmental matter addressed in the Environmental Indemnity Agreement, or (D) unlawful presence or Release of Hazardous Substances in, on, above or under the 225 Bush Mortgaged Property that has not been fully remediated as required by applicable Environmental Laws. For purposes of the preceding sentence, (i) payment of the debt will not be deemed to have occurred if Lender or any Affiliate thereof acquires title to the 225 Bush Mortgaged Property through the exercise of remedies (whether at foreclosure sale, a transfer in lieu of foreclosure or any other transfer) and (ii) to the extent a third party suit, proceeding, or claim has been instituted or commenced prior to the termination date set forth in the foregoing sentence, the Environmental Indemnity Agreement will remain in full force and effect with respect to any such suit, proceeding, or claim (with respect to which Indemnitor has any obligation pursuant to the Environmental Indemnity Agreement) until the completion of any such suits, proceedings or claims, including, without limitation, the payment by Indemnitor of any amounts which are due and payable under the Environmental Indemnity Agreement in connection with such suits, proceedings or claims.

“Environmental Laws” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to protection of human health or the environment, relating to Hazardous Substances and/or relating to liability for or costs of other actual or threatened danger to human health or the environment, as further described in the 225 Bush Loan Agreement.

“Hazardous Substances” includes, but is not limited to, any and all substances (whether solid, liquid or gas) defined, listed or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including, but not limited to, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead and lead-containing materials, radon, radioactive materials, flammables and explosives, lead based paint and toxic mold, unless otherwise in compliance with all Environmental Laws, as further described in the 225 Bush Loan Agreement.

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“Losses” includes any actual losses, damages, costs, fees, expenses, claims, suits, judgments, awards, liabilities (including, but not limited to, strict liabilities), obligations, debts, diminutions in value, fines, penalties, charges, costs of remediation (whether or not performed voluntarily), amounts paid in settlement, foreseeable and unforeseeable consequential damages, litigation costs, reasonable fees of attorneys, engineers and environmental consultants and investigation costs (including, but not limited to, costs for sampling, testing and analysis of soil, water, air, building materials and other materials and substances, whether solid, liquid or gas), of whatever kind or nature, and whether or not incurred in connection with any judicial or administrative proceedings, actions, claims, suits, judgments or awards.

“Release” means with respect to any Hazardous Substance includes, but is not limited to, any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances.

General Indemnity; Expense Reimbursement

The Borrower is required to indemnify, defend and hold harmless the Lender, its Affiliates, successors and assigns, and their respective officers and directors from and against any and all third party liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever, that may be imposed on, incurred by, or asserted against the Lender in any manner relating to or arising out of (i) any breach by the Borrower of its obligations under the 225 Bush Loan Documents, or any material misrepresentation by the Borrower contained in, the 225 Bush Loan Agreement or the other 225 Bush Loan Documents provided; (ii) the use or intended use of the proceeds of the 225 Bush Whole Loan; (iii) any information provided by or on behalf of the Borrower, or contained in any documentation approved by the Borrower; (iv) ownership of the mortgage, the 225 Bush Mortgaged Property or any interest therein, or receipt of any rents or other gross revenue; (v) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the 225 Bush Mortgaged Property or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vi) any use, nonuse or condition in, on or about the 225 Bush Mortgaged Property or on adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vii) performance of any labor or services or the furnishing of any materials or other property in respect of the 225 Bush Mortgaged Property ; (viii) any failure of the 225 Bush Mortgaged Property to comply with any legal requirement; (ix) any claim by brokers, finders or similar persons claiming to be entitled to a commission in connection with any lease or other transaction involving the 225 Bush Mortgaged Property or any part thereof, or any liability asserted against the Lender with respect thereto; and (x) the claims of any lessee of any portion of the 225 Bush Mortgaged Property or any person acting through or under any lessee or otherwise arising under or as a consequence of any lease; provided, however, that the Borrower will not have any obligation to the Lender under the 225 Bush Loan Agreement to the extent that such liabilities described above arise from the active gross negligence, illegal acts, fraud or willful misconduct of the Lender or Lender’s authorized agents. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Borrower is required to pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all liabilities described above incurred by Lender.

Except as otherwise expressed in the 225 Bush Loan Agreement or in any of the other 225 Bush Loan Documents, the Borrower is required to reimburse the Lender, its Affiliates, successors and assigns, and their respective officers and directors for all actual out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements)incurred by the Lender in connection with (i) the Borrower’s ongoing performance of and compliance with the Borrower’s agreements and covenants contained in the 225 Bush Loan Agreement and the other 225 Bush Loan Documents on its part to be performed or complied with after the 225 Bush Loan Origination Date; (ii) the Lender’s ongoing performance of and compliance with all agreements and covenants contained in 225 Bush Loan Agreement and the other 225 Bush Loan Documents on its part to be performed or complied with after the 225 Bush Loan Origination Date; (iii) the negotiation, preparation, execution and delivery of any consents, amendments, waivers or other modifications to the 225 Bush Loan Agreement and the other 225 Bush Loan Documents and any other documents or matters requested by the Borrower; (iv) filing and recording of any 225 Bush Loan Documents; (v) title insurance, surveys, inspections and appraisals; (vi) the creation, perfection or

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protection of the Lender’s liens in the 225 Bush Mortgaged Property and the accounts (including fees and expenses for title and lien searches, intangibles taxes, personal property taxes, mortgage recording taxes, due diligence expenses, travel expenses, accounting firm fees, costs of appraisals, environmental reports and the Lender’s consultant, surveys and engineering reports); (vii) enforcing or preserving any rights in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting the Borrower, the 225 Bush Loan Documents, the 225 Bush Mortgaged Property, or any other security given for the 225 Bush Whole Loan; (viii) if a securitization has occurred, fees charged by the rating agencies in connection with the rating agency actions or determinations required or provided for under the terms of the 225 Bush Loan Documents or pursuant to a Borrower request; and (ix) enforcing any obligations of or collecting any payments due from the Borrower under the 225 Bush Loan Agreement, the other 225 Bush Loan Documents or with respect to the 225 Bush Mortgaged Property or in connection with any refinancing or restructuring of the credit arrangements provided under the 225 Bush Loan Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings (including fees and expenses for title and lien searches, intangible taxes, personal property taxes, mortgage recording taxes, due diligence expenses, travel expenses, accounting firm fees, costs of appraisals, environmental reports and the Lender’s consultant, surveys and engineering reports); provided, however, that the Borrower will not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the active gross negligence, illegal acts, fraud or willful misconduct of the Lender or Lender’s authorized agents.

Governing Law

The 225 Bush Loan Documents are governed by the laws of the State of New York, other than any action in respect of the creation, perfection or enforcement of a lien or security interest created pursuant to any of the 225 Bush Loan Documents not governed by the laws of the State of New York.

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ANNEX A

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

All capitalized terms used in this Annex A that are not defined in this Annex A have the meanings ascribed to such terms in the Loan Agreement.

The Borrower made the following representations and warranties in the 225 Bush Loan Agreement as to itself and the 225 Bush Mortgaged Property. These representations and warranties were made at the time the 225 Bush Whole Loan was originated and there can be no assurance that such representations and warranties are true and correct as of the date of this Memorandum.

(1)       Organization; Special Purpose. Borrower is duly organized, validly existing and in good standing with full power and authority to own its assets and conduct its business, and is duly qualified and in good standing in the jurisdiction in which the Property is located and in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification, and Borrower has taken all necessary action to authorize the execution, delivery and performance of the 225 Bush Loan Agreement and the other 225 Bush Loan Documents by it, and has the power and authority to execute, deliver and perform under the 225 Bush Loan Agreement, the other 225 Bush Loan Documents and all the transactions contemplated hereby. Borrower is a Special Purpose Bankruptcy Remote Entity.

(2)       Proceedings; Enforceability. The 225 Bush Loan Agreement and the other 225 Bush Loan Documents have been duly authorized, executed and delivered by Borrower and constitute a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The 225 Bush Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, or Guarantor including the defense of usury, nor would the operation of any of the terms of the 225 Bush Loan Documents, or the exercise of any right thereunder, render the 225 Bush Loan Documents unenforceable, and none of Borrower or Guarantor have asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

(3)       No Conflicts. The execution and delivery of the 225 Bush Loan Agreement and the other 225 Bush Loan Documents by Borrower and the performance of its Obligations hereunder and thereunder will not conflict with any provision of any law or regulation to which Borrower is subject, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any of Borrower’s organizational documents or any agreement or instrument to which Borrower is a party or by which it is bound, or any order or decree applicable to Borrower, or result in the creation or imposition of any Lien on any of Borrower’s assets or property (other than pursuant to the 225 Bush Loan Documents).

(4)       Litigation. There is no action, suit, proceeding or investigation pending or, to the best of Borrower’s knowledge, threatened against Borrower, Guarantor, the Manager or the Property in any court or by or before any other Governmental Authority which, if adversely determined, might materially and adversely affect the condition (financial or otherwise) or business of Borrower (including the ability of Borrower to carry out the transactions contemplated by the 225 Bush Loan Agreement), Guarantor, Manager or the condition or ownership of the Property.

(5)       Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which might materially and adversely affect Borrower or the Property, or Borrower’s business, properties or assets, operations or condition, financial or otherwise. Borrower is not in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default might have consequences that would materially and adversely affect the condition (financial or other) or operations of Borrower or its properties or might have consequences that

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would adversely affect its performance hereunder. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it or the Property is bound.

(6)       Consents. No consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by Borrower of, or compliance by Borrower with, the 225 Bush Loan Agreement or the other 225 Bush Loan Documents or the consummation of the transactions contemplated hereby, other than those which have been obtained by Borrower.

(7)       Property; Title.

(a)       Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property and good title to the balance of the Property owned by it, free and clear of all Liens whatsoever except the Permitted Encumbrances. The Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) a valid, first priority, perfected Lien on Borrower’s interest in the Property, subject only to Permitted Encumbrances, and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to the Permitted Encumbrances. There are no mechanics’, materialman’s or other similar Liens or claims which have been filed for work, labor or materials affecting the Property which are or may be Liens prior to, or equal or coordinate with, the Lien of the Mortgage. None of the Permitted Encumbrances, individually or in the aggregate, (a) materially interfere with the benefits of the security intended to be provided by the Mortgage and the 225 Bush Loan Agreement, (b) materially and adversely affect the value of the Property, (c) impair the use or operations of the Property (as currently used), or (d) impair Borrower’s ability to pay its Obligations in a timely manner.

(b)       All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid under applicable Legal Requirements in connection with the transfer of the Property to Borrower have been paid or are being paid simultaneously herewith. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the 225 Bush Loan Documents, including the Mortgage, have been paid or are being paid simultaneously herewith. All taxes and governmental assessments due and owing in respect of the Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder or are insured against by the Title Insurance Policy.

(c)       The Property is comprised of one (1) or more parcels which constitute separate tax lots and do not constitute a portion of any other tax lot not a part of the Property.

(d)       No Condemnation or other proceeding has been commenced or, to Borrower’s best knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

(e)       There are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

(8)       ERISA; No Plan Assets. As of the date hereof and throughout the Term (i) Borrower, Guarantor and the ERISA Affiliates do not sponsor, are not obligated to contribute to, and are not themselves an “employee benefit plan,” as defined in Section 3(3) of ERISA or Section 4975 of the Code, (ii) none of the assets of Borrower or Guarantor constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101 as modified in operation by Section 3(42) of ERISA, (iii) Borrower and Guarantor are not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (iv) transactions by or with Borrower or Guarantor are not and will not be

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subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans. As of the date hereof, neither Borrower, nor any ERISA Affiliate maintains, sponsors or contributes to or has any obligations with respect to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “multiemployer pension plan” (within the meaning of Section 3(37)(A) of ERISA). Borrower has not engaged in any transaction in connection with which it could be subject to either a material civil penalty assessed pursuant to the provisions of Section 502 of ERISA or a material tax imposed under the provisions of Section 4975 of the Code.

(9)       Compliance. Borrower and the Property (including, but not limited to the Improvements) and the use thereof comply in all material respects with all applicable Legal Requirements, including parking, building and zoning and land use laws, ordinances, regulations and codes of any Governmental Authority. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which might materially adversely affect the condition (financial or otherwise) or business of Borrower. Borrower has not committed any act which may give any Governmental Authority the right to cause Borrower to forfeit the Property or any part thereof or any monies paid in performance of Borrower’s Obligations under any of the 225 Bush Loan Documents. The Property is used exclusively for office and other appurtenant and related uses. In the event that all or any part of the Improvements are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits. No legal proceedings are pending or, to the knowledge of Borrower, threatened with respect to the zoning of the Property. Neither the zoning nor any other right to construct, use or operate the Property is in any way dependent upon or related to any property other than the Property. All certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required of Borrower for the legal use, occupancy and operation of the Property for its current use (collectively, the “Licenses”), have been obtained and are in full force and effect. The use being made of the Property is in conformity with the certificate of occupancy issued for the Property and all other restrictions, covenants and conditions affecting the Property.

(10)       Financial Information. All financial data, including the statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of the Property as of the date of such reports, and (iii) have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on the Property or the operation thereof, except as referred to or reflected in said financial statements. Since the date of the financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower or the Property from that set forth in said financial statements.

(11)       Easements; Utilities and Public Access. All easements, cross easements, licenses, air rights and rights-of-way or other similar property interests (collectively, “Easements”), if any, necessary for the full utilization of the Improvements for their intended purposes have been obtained, are described in the Title Insurance Policy and are in full force and effect without default thereunder. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses. All public utilities necessary or convenient to the full use and enjoyment of the Property are located in the public right-of-way abutting the Property, and all such utilities are connected so as to serve the Property without passing over other property absent a valid irrevocable easement. All roads necessary for the use of the Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.

(12)       Assignment of Leases. The Assignment of Leases creates a valid assignment of, or a valid security interest in, certain rights under the Leases, subject only to a license granted to Borrower to exercise certain rights and to perform certain obligations of the lessor under the Leases, including the

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right to operate the Property. No Person other than Lender has any interest in or assignment of the Leases or any portion of the Rents due and payable or to become due and payable thereunder.

(13)       Insurance. Borrower has obtained and has delivered to Lender original or complete copies of all of the Policies, with all premiums prepaid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in the 225 Bush Loan Agreement. No claims have been made under any of the Policies, and no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.

(14)       Flood Zone. None of the Improvements on the Property are located in an area identified by the Federal Emergency Management Agency as a special flood hazard area, or, if so located the flood insurance required pursuant to Section 5.1.1(a) hereof is in full force and effect with respect to the Property.

(15)       Physical Condition. Except as may be expressly set forth in the Physical Conditions Report, the Property, including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or any termination or threatened termination of any policy of insurance or bond.

(16)       Boundaries. All of the Improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances affecting the Property encroach upon any of the Improvements, so as to affect the value or marketability of the Property, except those which are set forth on the Survey and insured against by the Title Insurance Policy.

(17)       Leases. The rent roll attached hereto as Schedule I is true, complete and correct and the Property is not subject to any Leases other than the Leases described in Schedule I. Borrower is the owner and lessor of landlord’s interest in the Leases. No Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases. Except as set forth on the rent roll attached hereto as Schedule I: (i) the Leases are in full force and effect and there are no defaults thereunder by either party beyond any applicable notice or cure period, and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder, (ii) the copies of the Leases delivered to Lender are true and complete, and there are no oral agreements with respect thereto, (iii) no Rent (excluding security deposits) has been paid more than one (1) month in advance of its due date, (iv) all work to be performed by Borrower under each Lease has been performed as required and has been accepted by the applicable Tenant, (v) any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any Tenant has already been received by such Tenant, (vi) the Tenants under the Leases have accepted possession of and are in occupancy of all of their respective demised Property and have commenced the payment of full, unabated rent under the Leases, (vii) Borrower has delivered to Lender a true, correct and complete list of all security deposits made by Tenants at the Property which have not been applied (including accrued interest thereon), all of which are held by Borrower in accordance with the terms of the applicable Lease and applicable Legal Requirements, (viii) each Tenant under each Lease is free from bankruptcy or reorganization proceedings, (ix) no Tenant under any Lease (or any sublease) is an Affiliate of Borrower (except for Innovation Common Owners LLC, the Tenant under the Innovation Lease and Bush Partners, the Tenant under the Management Office Lease), (x) the Tenants under the Leases are open for business and paying full, unabated rent and no Tenant has requested to discontinue its business at its premises, (xi) there are no brokerage fees or commissions due and payable in connection with the leasing of space at the Property, and no such fees or commissions will become

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due and payable in the future in connection with the Leases, including by reason of any extension of such Lease or expansion of the space leased thereunder, (xii) no Tenant under any Lease has any right or option for additional space in the Improvements and (xiii) no Tenant has assigned its Lease or sublet all or any portion of the premises demised thereby, no such Tenant holds its leased premises under assignment or sublease, nor does anyone except such Tenant and its employees occupy such leased premises. No Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is still in effect.

(18)       Tax Filings. To the extent required, Borrower has filed (or has obtained effective extensions for filing) all federal, state, commonwealth, district and local tax returns required to be filed and has paid or made adequate provision for the payment of all federal, state, commonwealth, district and local taxes, charges and assessments payable by Borrower. Borrower’s tax returns (if any) properly reflect the income and taxes of Borrower for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.

(19)       No Fraudulent Transfer. Borrower (i) has not entered into the transaction or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and (ii) received reasonably equivalent value in exchange for its Obligations under the 225 Bush Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is, and immediately following the making of the Loan, will be, greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of the obligations of Borrower). No petition in bankruptcy has been filed against Borrower or any constituent Person of Borrower, and neither Borrower nor any constituent Person of Borrower has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower nor any of its constituent Persons are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or properties, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons.

(20)       Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of the 225 Bush Loan Agreement or the other 225 Bush Loan Documents.

(21)       Organizational Chart. The organizational chart attached as Schedule III, relating to Borrower and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof. No Person, other than those Persons shown on Schedule III, has any ownership interest in, or right of Control, directly or indirectly, in Borrower.

(22)       Organizational Status. Borrower’s exact legal name is: 225 Bush Street Owners LLC. Borrower is a single member limited liability company, and the jurisdiction in which Borrower is organized is: Delaware. Borrower’s Tax I.D. number is 46-5387020 and Borrower’s Delaware Organizational I.D. number is 5513547.

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(23)       Bank Holding Company. Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

(24)       No Casualty. The Improvements have suffered no material casualty or damage which has not been fully repaired and the cost thereof fully paid.

(25)       Purchase Options. Neither the Property nor any part thereof are subject to any purchase options, rights of first refusal, rights of first offer or other similar rights in favor of third parties.

(26)       FIRPTA. Borrower is not a “foreign person” within the meaning of Sections 1445 or 7701 of the Code.

(27)       Investment Company Act. Borrower is not (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other United States federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

(28)       Fiscal Year. Each fiscal year of Borrower commences on January 1.

(29)       Other Debt. There is no indebtedness with respect to the Property or any excess cash flow or any residual interest therein, whether secured or unsecured, other than Permitted Encumbrances and Permitted Indebtedness.

(30)	Contracts.

(a)           Borrower has not entered into, and is not bound by, any Major Contract which continues in existence, except those previously disclosed in writing to Lender.

(b)           Each of the Major Contracts is in full force and effect, there are no monetary or other material defaults by Borrower thereunder and, to the actual knowledge of Borrower, there are no monetary or other material defaults thereunder by any other party thereto. None of Borrower or Manager has given or received any notice of default under any of the Major Contracts that remains uncured or in dispute.

(c)           Borrower has delivered true, correct and complete copies of the Major Contracts (including all amendments and supplements thereto) to Lender.

(d)           Except for the Manager under the Management Agreement, no Major Contract has as a party an Affiliate of Borrower. All fees and other compensation for services previously performed under the Management Agreement have been paid in full.

(31)       Full and Accurate Disclosure. No statement of fact made by Borrower in the 225 Bush Loan Agreement or in any of the other 225 Bush Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which adversely affects the Property or the business, operations or condition (financial or otherwise) of Borrower or Guarantor.

(32)       Other Obligations and Liabilities. Borrower has no liabilities or other obligations that arose or accrued prior to the date hereof that, either individually or in the aggregate, could have a material adverse effect on Borrower, the Property and/or Borrower’s ability to pay the Debt. Borrower has no known contingent liabilities.

(33)       Intellectual Property/Websites. Other than as set forth on Schedule VI, neither Borrower nor any Affiliate (i) has or holds any tradenames, trademarks, service marks, logos, copyrights, patents or

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other intellectual property (collectively, “Intellectual Property”) with respect to the Property or the use or operations thereof or (ii) is the registered holder of any website with respect to the Property (other than Tenant websites).

(34)       Operations Agreements. Each Operations Agreement is in full force and effect and neither Borrower nor, to Borrower’s knowledge, any other party to any Operations Agreement, is in default thereunder, and to the best of Borrower’s knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder.

(35)       Illegal Activity. No portion of the Property has been or will be purchased with proceeds of any illegal activity and to the best of Borrower’s knowledge, there are no illegal commercial activities or commercial activities relating to controlled substances at the Property (including, without limitation, any growing, distributing and/or dispensing of marijuana for commercial purposes, medical or otherwise for so long as the foregoing is a violation of a Legal Requirement of any applicable Governmental Authority).

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